                                  EXHIBIT 99.3

--------------------------------------------------------------------------------

                     CONVERSION VALUATION APPRAISAL REPORT



                                  PREPARED FOR:

                     FIRST FEDERAL FINANCIAL SERVICES, INC.
                             EDWARDSVILLE, ILLINOIS

                                       AND

                        FIRST CLOVER LEAF FINANCIAL CORP.
                             EDWARDSVILLE, ILLINOIS

--------------------------------------------------------------------------------



                                     As Of:
                                February 22, 2006



                                  PREPARED BY:

                             KELLER & COMPANY, INC.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426




                                KELLER & COMPANY

--------------------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT



                                  PREPARED FOR:


                     FIRST FEDERAL FINANCIAL SERVICES, INC.
                             EDWARDSVILLE, ILLINOIS

                                       AND

                        FIRST CLOVER LEAF FINANCIAL CORP.
                             EDWARDSVILLE, ILLINOIS

--------------------------------------------------------------------------------


                                     As Of:
                                February 22, 2006

                             KELLER & COMPANY, INC.
                        Financial Institution Consultants
                        Investment and Financial Advisors

555 Metro Place North                                        614-766-1426
Suite 524                                                    614-766-1459 (fax)
Dublin, Ohio 43017


March 10, 2006


Board of Directors
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

To the Board:

We hereby submit an independent appraisal ("Appraisal") of the pro forma market value of the common stock to be issued by First Clover Leaf Financial Corp. ("First Clover Leaf") in conjunction with the second stage stock conversion of First Federal Financial Services, MHC. (the "MHC") from the mutual to the stock form of ownership. The MHC currently owns 55 percent of the stock of First Federal Financial Services, Inc. (the "Corporation"), the mid-tier holding company of First Federal Savings & Loan Association of Edwardsville (the "Association"). The remaining 45 percent of the Corporation's common stock is owned by public shareholders. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

As part of the second stage conversion, the Corporation will sell shares of its common stock to the public, with such shares representing the 55 percent currently owned by the MHC. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the ownership ratio of those public shareholders prior to the issuance of new shares related to a merger between the Corporation and Clover Leaf Financial Corporation, the holding company of Clover Leaf Bank (the "Bank"), Edwardsville, Illinois. The exchange ratio established by the Corporation as applied to the value established herein is 1.5178 shares, 1.5178 shares, 1.7857 shares, 2.0535 shares and 3.0100 shares for each share of the Corporation's common stock at the minimum, as adjusted, minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range.

Immediately following the completion of the conversion, the Corporation will be renamed First Clover Leaf Financial Corp. and acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, and Clover Leaf Bank will merge into First Federal Savings & Loan Association of Edwardsville, which will be renamed First Clover Leaf Bank.

Board of Directors
First Federal Financial Services, Inc.
March 10, 2006

Page 2


The structure of the merger provides that, depending on the number of shares sold in the public offering, the shareholders of Clover Leaf Financial Corp. will receive between $40.00 and $43.00 per share, with the aggregate consideration in the form of 30 percent cash and 70 percent stock. Accordingly, First Clover Leaf anticipates issuing from 1,429,067 shares to 1,536,247 shares of its common stock to the shareholders of Clover Leaf Financial Corp. Exhibit 49 of this Appraisal presents in detail the total number of shares to be issued at each valuation range, the respective number of shares issued to each shareholder group, the exchange ratios, the overall share allocation and the corresponding share values.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by the Corporation and the material provided by the independent auditors, McGladrey & Pullen LLP, Champaign, Illinois, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Corporation's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Corporation and the Bank, with the law firm of Luse, Gorman, Pomerenk and Schick, Washington, D.C., the Corporation's conversion counsel, and with McGladrey & Pullen, LLP. Further, we viewed the Corporation's local economy and primary market area.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Corporation's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as

Board of Directors
First Federal Financial Services, Inc.
March 10, 2006

Page 3


determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of February 22, 2006, the pro forma market value or appraised value of the First Clover Leaf shares to be issued immediately following the completion of the second stage conversion was $84,647,930 at the midpoint, representing 8,464,793 shares at $10.00 per share, including shares issued to the new public subscribers, exchange shares issued to the current minority public shareholders of the Corporation and the acquisition shares issued to the shareholders of Clover Leaf Financial Corp.


Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & COMPANY, INC.

                                TABLE OF CONTENTS



                                                                            PAGE

INTRODUCTION                                                                  1

  I.   DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION AND
       CLOVER LEAF BANK
       General                                                                4
       Performance Overview                                                   8
       Income and Expense                                                    11
       Yields and Costs                                                      16
       Interest Rate Sensitivity                                             17
       Lending Activities                                                    19
       Nonperforming Assets                                                  23
       Investments                                                           25
       Deposit Activities                                                    26
       Borrowings                                                            27
       Subsidiaries                                                          27
       Office Properties                                                     27
       Management                                                            28

II.    DESCRIPTION OF PRIMARY MARKET AREA                                    29

III.   COMPARABLE GROUP SELECTION
       Introduction                                                          36
       General Parameters
         Merger/Acquisition                                                  37
         Mutual Holding Companies                                            38
         Trading Exchange                                                    38
         IPO Date                                                            39
         Geographic Location                                                 39
         Asset Size                                                          40
       Balance Sheet Parameters
         Introduction                                                        40
         Cash and Investments to Assets                                      41
         Mortgage-Backed Securities to Assets                                42
         One- to Four-Family Loans to Assets                                 42
         Total Net Loans to Assets                                           43
         Total Net Loans and Mortgage-Backed Securities to Assets            43
         Borrowed Funds to Assets                                            44
         Equity to Assets                                                    44
       Performance Parameters
         Introduction                                                        45

                                                                            PAGE

III.   COMPARABLE GROUP SELECTION (CONT.)
         Return on Average Assets                                            45
         Return on Average Equity                                            46
         Net Interest Margin                                                 46
         Operating Expenses to Assets                                        47
         Noninterest Income to Assets                                        47
       Asset Quality Parameters
         Introduction                                                        48
         Nonperforming Assets to Asset                                       48
         Repossessed Assets to Assets                                        48
         Loan Loss Reserves to Assets                                        49
       The Comparable Group                                                  49

IV.    ANALYSIS OF FINANCIAL PERFORMANCE                                     51

V.      MARKET VALUE ADJUSTMENTS
       Earnings Performance                                                  54
       Market Area                                                           58
       Financial Condition                                                   59
       Asset, Loan and Deposit Growth                                        63
       Dividend Payments                                                     65
       Subscription Interest                                                 65
       Liquidity of Stock                                                    66
       Management                                                            67
       Marketing of the Issue                                                69

VI.    VALUATION METHODS
          Introduction                                                       70
          Valuation Range and Exchange Ratio                                 71
       Price to Tangible Book Value Method                                   72
       Price to Core Earnings Method                                         74
       Price to Assets Method                                                75
       Summary of Discounts/Premiums                                         76
       Valuation Conclusion                                                  76


                                              LIST OF EXHIBITS


NUMERICAL                                                                                             PAGE
EXHIBITS
   1             Consolidated Balance Sheet - First Federal Financial Services, Inc. At
                        December 31, 2005                                                               78
   1a            Consolidated Balance Sheet - Clover Leaf Financial Corp At December 31, 2005           79
   2             Consolidated Balance Sheets - First Federal Financial Services, Inc. At
                        December 31, 2001 through 2004                                                  80
   2a            Consolidated Balance Sheet  - Clover Leaf Financial Corp. For the Year Ended
                        December 31, 2004                                                               81
   3             Consolidated Statement of Income - First Federal Financial Services, Inc.
                        For the Year Ended December 31, 2005                                            82
   3a            Consolidated Statement of Income - Clover Leaf Financial Corp. For the Year
                        Ended December 31, 2005                                                         83
   4             Consolidated Statements of Income - First Federal Financial Services, Inc.
                        For the Years Ended December 31, 2001 through 2004                              84
   4a            Consolidated Statement of Income - Clover Leaf Financial Corp. For the Year
                        Ended December 31, 2004                                                         85
   5             Selected Consolidated Financial Data - First Federal Financial Services, Inc.          86
   5a            Selected Consolidated Financial Data - Clover Leaf Financial Corp.                     87
   6             Income and Expense Trends - First Federal Financial Services, Inc.                     88
   6a                   Income and Expense Trends - Clover Leaf Financial Corp.                         89
   7             Normalized Earnings Trends - First Federal Savings and Loan Association and
                        Clover Leaf Bank                                                                90
   8             Performance Indicators - First Federal Financial Services, Inc.                        91
   8a            Performance Indicators - Clover Leaf Financial Corp.                                   92
   9             Volume/Rate Analysis - First Federal Financial Services, Inc.                          93
   9a            Volume/Rate Analysis - Clover Leaf Financial Corp.                                     94
  10             Yield and Cost Trends - First Federal Financial Services, Inc.                         95
  10a            Yield and Cost Trends - Clover Leaf Financial Corp.                                    96
  11             Net Portfolio Value - First Federal Financial Services, Inc.                           97
  12             Loan Portfolio Composition - First Federal Financial Services, Inc.                    98
  12a            Loan Portfolio Composition - Clover Leaf Financial Corp.                               99
  13             Loan Maturity Schedule - First Federal Financial Services, Inc.                       100
  13a            Loan Maturity Schedule - Clover Leaf Financial Corp.                                  101
  14             Delinquent Loans - First Federal Financial Services, Inc.                             102


                                          LIST OF EXHIBITS (CONT.)


NUMERICAL                                                                                             PAGE
EXHIBITS
  15             Nonperforming Assets - First Federal Financial Services, Inc.                         103
  15a            Nonperforming Assets - Clover Leaf Financial Corp.                                    104
  16             Classified Assets - First Federal Financial Services, Inc.                            105
  17             Allowance for Loan Losses - First Federal Financial Services, Inc.                    106
  17a            Allowance for Loan Losses - Clover Leaf Financial Corp.                               107
  18             Investment Portfolio Composition - First Federal Financial Services, Inc.             108
  18a            Investment Portfolio Composition - Clover Leaf Financial Corp.                        109
  19             Mix of Deposits - First Federal Financial Services, Inc.                              110
  19a            Mix of Deposits - Clover Leaf Financial Corp.                                         111
  20             Certificates By Maturity - First Federal Financial Services, Inc.                     112
  20a            Certificates By Maturity - Clover Leaf Financial Corp.                                113
  21             Borrowed Funds Activity - First Federal Financial Services, Inc.                      114
  21a            Borrowed Funds Activity - Clover Leaf Financial Corp.                                 115
  22             Offices of First Federal Savings and Loan Association                                 116
  23             List of Key Officers and Directors                                                    117
  24             Key Demographic Data and Trends                                                       118
  25             Key Housing Data                                                                      119
  26             Major Sources of Employment                                                           120
  27             Unemployment Rates                                                                    121
  28             Market Share of Deposits                                                              122
  29             National Interest Rates by Quarter                                                    123
  30             Thrift Stock Prices and Pricing Ratios                                                124
  31             Key Financial Data and Ratios                                                         132
  32             Recently Converted Thrift Institutions                                                140
  33             Acquisitions and Pending Acquisitions                                                 142
  34             Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies                     143
  35             Key Financial Data and Ratios - Mutual Holding Companies                              145
  36             Balance Sheets Parameters - Comparable Group Selection                                147
  37             Operating Performance and Asset Quality Parameters - Comparable Group Selection       148
  38             Balance Sheet Ratios - Final Comparable Group                                         154
  39             Operating Performance and Asset Quality Ratios - Final Comparable Group               155
  40             Balance Sheet Totals - Final Comparable Group                                         156
  41             Balance Sheet - Asset Composition                                                     157
  42             Balance Sheet - Liability and Equity                                                  158
  43             Income and Expense Comparison                                                         159
  44             Income and Expense Comparison as a Percent of Average Assets                          160
  45             Yields, Costs & Earnings Ratios                                                       161
  46             Dividends, Reserves and Supplemental Data                                             162
  47             Market Pricing and Financial Ratios - Comparable Group                                163


                                          LIST OF EXHIBITS (CONT.)


NUMERICAL                                                                                             PAGE
EXHIBITS
  48             Valuation Analysis and Conclusions                                                    164
  49             Conversion/Merger Offering Data                                                       165
  50             Projected Effect of Conversion Proceeds - Minimum, as Adjusted                        166
  51             Projected Effect of Conversion Proceeds - Minimum                                     167
  52             Projected Effect of Conversion Proceeds - Midpoint                                    168
  53             Projected Effect of Conversion Proceeds - Maximum                                     169
  54             Projected Effect of Conversion Proceeds - Maximum, as Adjusted                        170
  55             Summary of Valuation Premium or Discount                                              171





ALPHABETICAL
EXHIBITS

  A              Background and Qualifications                                                         172
  B              RB 20 Certification                                                                   175
  C              Affidavit of Independence                                                             176

INTRODUCTION

        Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the common stock to be issued by First Clover Leaf Financial Corp. ("First Clover Leaf") in conjunction with the second stage stock conversion of First Federal Financial Services, MHC (the "MHC") from the mutual to the stock form of ownership. The MHC currently owns 55 percent of the stock of First Federal Financial Services, Inc. (the "Corporation"), the mid-tier holding company of First Federal Savings & Loan Association of Edwardsville (the "Association"). The remaining 45 percent of the Corporation's common stock is owned by public shareholders.

        The shares of common stock to be issued represent the ownership interest of the MHC in the Corporation, which was formed in 2004 as a mid-tier holding company of the MHC. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the ownership ratio of those public shareholders prior to the issuance of new shares related to a merger between the Corporation and Clover Leaf Financial Corporation, the holding company of Clover Leaf Bank ("Clover Leaf" or the "Bank"), Edwardsville, Illinois. The exchange ratio established by the Corporation as applied to the value established herein is 1.5178 shares, 1.5178 shares, 1.7857 shares, 2.0535 shares and 3.0100 shares for each share of the Corporation's common stock at the minimum, as adjusted, minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range.

        Immediately following the completion of the conversion, the Corporation will change its name to First Clover Leaf Financial Corp. and acquire Clover Leaf Financial Corp. and Clover Leaf Bank will merge into the Association, which will be renamed First Clover Leaf Bank. The structure of the merger provides that, depending on the number of shares sold in the public offering, the shareholders of Clover Leaf Financial Corp. will receive between $40.00 and $43.00 per share, with the aggregate consideration in the form of 30 percent cash and 70 percent stock. Accordingly, First Clover Leaf anticipates issuing from 1,429,067 shares to 1,536,247 shares of its common stock to the shareholders of Clover Leaf Financial Corp.

Exhibit 49 presents in detail the total number of shares to be issued at each valuation range, the respective number of shares issued to each shareholder group, the exchange ratios, the overall share allocation and the corresponding share values.

        The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Luse Gorman Pomerenk & Schick, LLP, Washington, D.C.

        This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

        The pro forma market value is defined as the price at which the stock of the Corporation after conversion and recognizing the planned merger would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

        In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 2001 through 2005, for the Corporation and the Bancorp, and discussed them with First Federal's and the Bank's management and with First Federal's and the Bank's independent auditors, McGladrey & Pullen, Champaign, Illinois. We have also discussed and reviewed with management of First Federal and the Bank other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Association's preliminary Form MHC and discussed them with management and with the Association's conversion counsel.

        We have visited First Federal's and the Bank's offices and have traveled the surrounding areas. We have studied the economic and demographic characteristics of the primary market area, and analyzed First Federal's and the Bank's primary market areas relative to Illinois and the United States. We have also examined the competitive market within which each institution operates, giving consideration to each area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

        We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of First Federal and the Bancorp to those selected institutions with a focus on First Federal.

        Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the secondary stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF EDWARDSVILLE AND CLOVER LEAF BANK

GENERAL

        First Federal was chartered in 1921 as a state-chartered mutual savings and loan association with the name First Federal Savings and Loan Association. First Federal converted to a federally-chartered savings and loan association in 1959. First Federal formed a mutual holding company in 2001, and then in June 2004, First Federal sold 45.0 percent of the shares of the Corporation.

        Clover Leaf was chartered in 1889 as a state-chartered mutual savings bank. The Bank converted from mutual to stock form in 2001. Then in 2002, Clover Leaf converted from a savings bank to a commercial bank charter.

        First Federal conducts its business from its main office in Edwardsville, Illinois, located in downtown Edwardsville. The Association serves its customers from its single office. The Association's primary market area is focused on Madison County, with Edwardsville being the county seat of Madison County and the southern portion of Macoupin County.

        The Bank conducts its business from its main office and two branches in Madison County, all in Edwardsville. The Bank's market area is also focused on Madison County and the southern portion of Macoupin County.

        First Federal's and the Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). First Federal and Clover Leaf are also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). First Federal and Clover Leaf are members of the Federal Home Loan Bank (the "FHLB") of Chicago and are regulated by the OTS, the FDIC and the Illinois Office of Banks and Real Estate. As of December 31, 2005, First Federal had assets of $140,158,000, deposits of $102,112,000 and equity of $37,708,000. The Bank had assets of $132,191,000, deposits of $101,009,000 and equity of $10,513,000.

        First Federal is a community-oriented institution which has been principally engaged in the business of serving the financial needs of the public in its local community and throughout its primary market area. First Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 84.9 percent of its total loans at December 31, 2005, and a greater 85.7 percent of its total loans at December 31, 2004. Consumer loans, comprised of loans on deposit accounts, represented a minimal 1.1 percent and 0.8 percent of total loans for the same respective time periods. The primary sources of funds for lending have been equity, retail deposits from residents in its local communities and FHLB advances. The Association is also an originator of multi-family and commercial real estate loans. Consumer loans consist entirely of loans on deposits accounts.

        The Association had $17.0 million, or a modest 12.1 percent of its assets in cash and investments excluding FHLB stock which totaled $6.2 million or 4.4 percent of assets. The Association had $353,209 of its investments in mortgage-backed and related securities representing 0.3 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.

        The Bank had a much higher $24.3 million in cash, investments and mortgage-backed securities at December 31, 2005, representing a moderate 18.4 percent of assets.

        The total amount of stock to be sold to the public by the Corporation in the second stage stock offering will be $38,500,000 or 3,850,000 shares at $10 per share based on the midpoint of the appraised value of $84.6 million, representing 45.5 percent of the total value, excluding the $14,647,930 or 1,464,793 shares exchanged to the shareholders of the Bancorp. The net conversion proceeds will be $37.2 million, reflecting conversion expenses of approximately $1,253,000. The actual cash proceeds to the Association of $18.6 million will represent 50.0 percent of the net conversion proceeds, excluding the 1,464,793 shares exchanged to the shareholders of the Bancorp. The Corporation can use its proceeds to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits, to pay dividends, etc., and actually plans to use part of its proceeds to fund the cash portion of the acquisition of Clover Leaf.

        First Federal has seen a minimal deposit increase over the past year with deposits increasing 2.9 percent from December 31, 2004, to December 31, 2005. The Association has focused on residential real estate loan activity during the past five years, monitoring its net interest margin, noninterest expenses and earnings and maintaining its equity to assets ratio. Equity to assets increased slightly from 26.48 percent of assets at December 31, 2004, to
26.90 percent at December 31, 2005, due to stable earnings combined with modest growth in assets.

        The Bank's deposit level has also increased from 2004 to 2005 by 4.3 percent. The Bank's equity to asset ratio has decreased, declining from 10.8 percent at December 31, 2004, to 8.0 percent at December 31, 2005, due to Clover Leaf's use of equity to purchase treasury stock.

        First Federal's primary lending strategy has been to focus on the origination of fixed-rate one-to four-family loans, the origination of nonresidential real estate loans, the origination of multi-family loans, and the origination of consumer loans.

        First Federal's share of one- to four-family mortgage loans has decreased slightly from 85.7 percent of gross loans at December 31, 2004, to
84.9 percent as of December 31, 2005. Commercial real estate loans increased from 8.5 percent of loans to 9.4 percent from December 31, 2004, to December 31, 2005, respectively, while multi-family loans decreased from 5.0 percent to 4.6 percent during the same time period. All types of real estate loans as a group decreased modestly from 99.2 percent of gross loans at December 31, 2004, to
98.9 percent at December 31, 2005. The decrease in real estate loans was offset by the Association's increase in consumer loans. The Association's share of consumer loans witnessed an increase in their share of loans from 0.8 percent at December 31, 2004, to 1.1 percent at December 31, 2005, and the dollar level of consumer loans increased from $885,000 to $1,257,000.

        Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances. At December 31, 2004, First Federal had $428,000 in its loan loss allowance or 0.38 percent of gross loans and 14,266.67 percent of nonperforming loans, which remained at $428,000 at December 31, 2005, and represented a lower 0.37 percent of gross loans and 3,890.91 percent of nonperforming loans at December 31, 2005.

        Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings but a greater emphasis on noninterest income. With a dependence on net interest margin for earnings, current management will focus on continuing to strengthen the Association's and the Bank's net interest margin without undertaking excessive credit risk combined with maintaining the Association's and the Bank's interest risk position and continuing to strive to increase noninterest income.

PERFORMANCE OVERVIEW

        First Federal's financial position at year end December 31, 2001 through December 31, 2005, is shown in Exhibits 1 through 4. Exhibit 5 provides selected financial data at December 31, 2004, and 2005 for First Federal. First Federal has focused on modestly growing its asset base and maintaining its equity to assets ratio, reducing its cash and investments and mortgage-backed securities to offset its growth in loans. The impact of these trends, recognizing the change in interest rates, has been a decrease in net interest rate spread from
3.17 percent at December 31, 2004, to 2.69 percent at December 31, 2005. First Federal has experienced a moderate increase in assets from December 31, 2001, through December 31, 2005, with a smaller increase in deposits, a moderate decrease in FHLB advances in 2005 and a strong increase in the dollar level of equity over the past five periods due to the Association's minority stock offering in 2004.

        The Bank's financial position at year end December 31, 2004 and December 31, 2005, is shown in Exhibits 1(a) through 4(a). Exhibit 5(a) shows selected financial data for the Bank at December 31, 2004, and December 31, 2005. Clover Leaf has experienced a rise in assets and deposits from December 31, 2004 to December 31, 2005. Such trend for the Bank has resulted in an increase in net interest spread from 2.86 percent in 2004 to 2.96 percent in 2005. The Bank has experienced a moderate rise in its level of FHLB advances and has experienced a decrease in its equity to asset ratio from December 31, 2004, to December 31, 2005, due to the purchase of treasury stock.

        First Federal witnessed a total increase in assets of $32.6 million or
30.4 percent for the period of December 31, 2001, to December 31, 2005, representing an average annual increase in assets of 7.6 percent. For the year ended December 31, 2005, assets increased $2.0 million or 1.4 percent. Over the past four fiscal periods, the Association experienced its largest dollar rise in assets of $17.2 million in fiscal year 2004, which represented a strong 14.2 percent increase in assets funded by a rise in equity of $17.9 million due to First Federal's minority stock offering.

        The Association's net loan portfolio, including mortgage loans and nonmortgage loans, increased from $89.0 million at December 31, 2001, to $115.6 million at December 31, 2005, and represented a total increase of $26.6 million, or 29.9 percent. The average annual increase during that period was 7.5 percent. For the year ended December 31, 2005, loans increased $3.5 million or 3.1 percent.

        The Bank's net loan portfolio also increased but at a stronger pace of $20.3 million or 26.3 percent from December 31, 2004, to December 31, 2005.

        First Federal has pursued obtaining funds through deposits and occasionally through FHLB advances in accordance with the demand for loans. The Association's competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased $10.3 million or 11.3 percent from 2001 to 2005, with an average annual rate of increase of 2.8 percent. The Association's largest fiscal year deposit growth was in 2002, when deposits increased $4.3 million or a moderate 4.7 percent. The Association's FHLB advances increased from zero at December 31, 2002, to $4.0 million at December 31, 2003, and then decreased to zero at December 31, 2005.

        The Bank has obtained its funds through deposits and FHLB advances. Deposits increased $4.1 million from 2004 to 2005, representing a 4.3 percent increase. The Bank's FHLB advances totaled $19.2 million at December 31, 2005, representing 14.5 percent of assets. FHLB advances were a lesser $9.1 million or
7.6 percent of assets at December 31, 2004.

        First Federal has been able to increase its dollar equity level each fiscal year from 2001 through 2005. At December 31, 2001, the Association had equity of $15.4 million, representing a 14.31 percent equity to assets ratio. Equity increased to $37.7 million at December 31, 2005, representing a higher
26.90 percent equity to assets ratio, impacted by the Corporation's minority stock offering in 2004. The overall stability in the equity to assets ratio from 2001 to 2005, excluding the minority stock offering, is the result of the Association's moderate earnings performance impacted by the Association's modest growth in assets. The dollar level of equity increased 145.1 percent from December 31, 2001, to December 31, 2005, representing an average annual increase of 36.3 percent and a more normal
35.2 percent total increase, excluding the minority offering proceeds in 2004, representing an average annual increase of 8.8 percent.

        The Bank has witnessed a decrease in its equity level in 2005 of $2.5 million or 19.2 percent. The decrease is the result of the Bancorp's repurchase of treasury stock totaling $2.9 million. Clover Leaf's equity ratio decreased from 10.81 percent at December 31, 2004, to 7.95 percent at December 31, 2005.

INCOME AND EXPENSE

        Exhibit 6 presents selected operating data for First Federal, reflecting the Association's income and expense trends, and Exhibit 6(a) provides selected operating data for Clover Leaf. These tables provide key income and expense figures in dollars for the fiscal years of 2004 and 2005.

        First Federal witnessed an overall increase in its dollar level of interest income from December 31, 2004, to December 31, 2005, due to the increase in interest rates in the market and at the Association, and the Association's growth in loans. Interest income was $7.3 million in 2004 and a higher $7.7 million in 2005.

        Clover Leaf also witnessed an overall increase in interest income from 2004 to 2005 due to the Bank's growth in loans combined with the rise in interest rates overall. Interest income was $5.3 million in 2004 and a greater $6.6 million in 2005.

        The Association's interest expense experienced a similar trend with an overall increase from fiscal year 2004 to 2005. Interest expense increased $459,000 or 18.2 percent from 2004 to 2005, compared to a larger dollar increase in interest income of $481,000 but a lesser 6.6 percent increase for the same time period. The increase in interest income in 2005, notwithstanding the increase in interest expense, resulted in a minimal dollar increase in annual net interest income of $22,000 or 0.5 percent for the fiscal year ended December 31, 2005, and a moderate decrease in net interest margin and net interest spread.

        Clover Leaf experienced a stronger increase in net interest income of $497,000 or 14.9 percent. As a result, the Bank witnessed an increase in its net interest spread and net interest margin.

        The Association has not made any provisions for loan losses in each of the past two fiscal years of 2004 and 2005. The absence of any provisions was determined in recognition of the Association's levels of nonperforming assets, charge-offs, repossessed assets, the Association's change in lending activity, and industry norms. The impact of no loan loss provisions has been to provide First Federal with a general valuation allowance of $428,000 at December 31, 2005, or 0.37 percent of gross loans and 3890.9 percent of nonperforming loans.

        Total other income or noninterest income indicated a slight increase from fiscal year 2004 to 2005 and remained at a minimum level. The level of noninterest income in fiscal year 2004 was $9,000 or 0.01 percent of assets. The level of noninterest income was a similar $14,000 in 2005, representing 0.01 percent of assets. Noninterest income consists primarily of other income and any gains on the sale of investments. The Association has no checking accounts, resulting in no service charges or overdraft fees relating to checking accounts.

        The Association's general and administrative expenses or noninterest expenses increased from $1.6 million for the fiscal year of 2004 to $1.8 million for the fiscal year ended December 31, 2005. The dollar increase in noninterest expenses was $184,000 from 2004 to 2005, representing 11.6 percent. On a percent of average assets basis, operating expenses increased from 1.22 percent of average assets for the fiscal year ended December 31, 2004, to 1.27 percent for the fiscal year ended December 31, 2005.

        The net earnings position of First Federal has indicated stable but declining earnings from 2004 to 2005. The annual net income figures for the fiscal years of 2004 to 2005 were $1,945,000 and $1,863,000, respectively, representing returns on average assets of 1.50 percent and 1.34 percent for fiscal years 2004 and 2005, respectively.

        The net earnings position of Clover Leaf indicated a rising trend from 2004 to 2005. The Bank's return on average assets increased from 0.49 percent in 2004 to 0.55 percent in 2005. Exhibit 7 provides the Association's normalized earnings or core earnings for the twelve months ended December 31, 2005. The Association's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments for the Association or the Bank, resulting in core earnings being equal to actual earnings in 2005.

        The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibits 8 and 8(a) to reflect the results of performance for the Association and the Bank. The Association's return on assets decreased from 1.50 percent in 2004 to 1.34 percent in fiscal year 2005.

        The Bank's return on assets indicated a rising trend. Clover Leaf's return on average assets increased from 0.49 percent in 2004 to 0.55 percent in 2005.

        The Association's net interest rate margin decreased from 3.71 percent in 2004 to 3.47 percent in 2005. The Association's net interest spread indicated a similar trend, decreasing from 3.17 percent in 2004 to 2.69 percent in 2005. First Federal's net interest rate spread decreased 48 basis points from 2004 to 2005. The Association's net interest margin followed a similar declining trend, decreasing at a lesser 24 basis points from 2004 to 2005. The Bank's net interest rate spread and net interest margin increased from 2004 to 2005.

        The Association's return on average equity decreased from 2004 to 2005. The return on average equity decreased from 6.89 percent in 2004 to 5.01 percent in fiscal year 2005. Clover Leaf's return on average equity increased from 2004 to 2005. The return on average equity for the Bank increased from 4.15 percent in 2004 to 6.00 percent in 2005.

        First Federal's ratio of interest-earning assets to interest-bearing liabilities increased modestly from 126.77 percent at December 31, 2004, to
135.96 percent at December 31, 2005. Clover Leaf's ratio of interest-earning assets to interest-bearing liabilities decreased from 120.00 in 2004 to 115.00 percent in 2005.

        The Association's ratio of noninterest expenses to average assets increased from 1.22 percent in fiscal year 2004 to a higher 1.27 percent in fiscal year 2005. Clover Leaf's noninterest expense to average assets ratio decreased from 2.72 percent in 2004 to 2.68 percent in 2005.

        Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 59.5 percent with the lower the ratio indicating higher efficiency. The Association has been characterized with a higher level of efficiency, historically, reflected in its lower efficiency ratio, which increased from 33.28 percent in 2004 to 36.94 percent in 2005. Clover Leaf has been characterized with a higher efficiency ratio which was 77.42 percent in 2004 and decreased to 75.71 percent in 2005.

        Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. First Federal maintained minimal nonperforming assets of $3,000 in 2004 and $11,000 in 2005. Nonperforming assets, in general, consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. First Federal's nonperforming assets consisted entirely of loans delinquent 90 days or more. The ratio of nonperforming assets to total assets was zero at December 31, 2004 and 0.01 percent at December 31, 2005 for First Federal.

        Clover Leaf is also characterized with a lower share of nonperforming assets of 0.30 percent of assets at December 31, 2005, decreasing from 0.51 percent of assets at December 31, 2004.

        Another indicator of asset quality is the Association's ratio of allowance for loan losses to total loans and also to nonperforming loans. The Association's allowance for loan losses was 0.38 percent of loans at December 31, 2004, and decreased to 0.37 percent of loans at December 31, 2005. As a percentage of nonperforming loans, First Federal's allowance for loan losses was 14,266.67 percent in 2004 and 3,890.91 percent in 2005.

        Clover Leaf's allowance for loan losses to total loans was 0.87 percent of loans at December 31, 2004, and a higher 392.63 percent of nonperforming loans at December 31, 2005.

        Exhibit 9 provides First Federal's changes in net interest income due to rate and volume changes for the fiscal year of 2005. In fiscal year 2005, First Federal's net interest income increased $22,000, due to an increase in interest income of $481,000 reduced by a $459,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $634,000, reduced by a decrease due to rate of $153,000. The increase in interest expense was due to an increase due to rate of $400,000, accented by an increase due to volume of $59,000.

        Clover Leaf also experienced an increase in net interest income in 2005 of $344,000 due to a $1,306,000 increase in interest income reduced by a $962,000 increase in interest expense. The increase in interest income was due to a $447,000 increase due to rate accented by a $856,000 increase due to volume. The increase in interest expense was the result of an increase due to rate of $551,000 accented by an increase due to volume of $411,000.

YIELDS AND COSTS

        The overview of yield and cost trends for the years ended December 31, 2004 and 2005, can be seen in Exhibit 10 for First Federal and in Exhibit 10(a) for Clover Leaf, which offer summaries of key yields on interest-earning assets and costs of interest-bearing liabilities.

        First Federal's weighted average yield on its loan portfolio decreased 14 basis points from fiscal year 2004 to 2005, from 6.03 percent to 5.89 percent. The yield on investment securities available-for-sale decreased 5 basis points from 4.33 percent in 2004 to 4.28 percent in fiscal year 2005. The yield on securities held-to-maturity increased 8 basis points from 4.06 percent in 2004 to 4.14 percent in 2005. The yield on other interest-earning deposits increased 218 basis points from fiscal year 2004 to 2005, from 1.39 percent to
3.57 percent. The combined weighted average yield on all interest-earning assets decreased 2 basis points to 5.66 percent from fiscal year 2004 to 2005, reflecting the decrease in loan yield.

        Clover Leaf witnessed an increase in its weighted average yield on interest-earning assets of 59 basis points from 5.14 percent in 2004 to 5.73 percent in 2005.

        First Federal' s weighted average cost of interest-bearing liabilities increased 46 basis points to 2.97 percent from fiscal year 2004 to 2005, which was greater than the Association's 2 basis point decrease in yield, resulting in a decrease in the Association's interest rate spread of 48 basis points from
3.17 percent to 2.69 percent from 2004 to 2005. The Association's net interest margin decreased from 3.71 percent in fiscal year 2004 to 3.48 percent in fiscal year 2005.

        Clover Leaf witnessed an increase in its net interest spread and net interest margin from 2004 to 2005. Net interest rate spread increased 10 basis points from 2004 to 2005 to 2.96 percent, and net interest margin increased 8 basis points from 2004 to 2005 to 3.32 percent in 2005.

INTEREST RATE SENSITIVITY

        First Federal has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by establishing a strong equity position to offset its higher share of fixed-rate loans. First Federal recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. First Federal has responded to the interest rate sensitivity issue by maintaining a higher equity to assets position.

        The Association measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Association is calculated on a quarterly basis, by the OTS, showing the Association's NPV to asset ratio and the change in the NPV ratio for the Association under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Association's interest rate risk exposure.

        There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

        Exhibit 11 provides the Association's NPV levels as of December 31, 2005, based on OTS calculations and the changes in the Association's NPV levels under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

        The Association's change in its NPV level at December 31, 2005, based on a rise in interest rates of 100 basis points was a 9.0 percent decrease, representing a dollar decrease in equity value of $2,930,000. In contrast, based on a decline in interest rates of 100 basis points, the Association's NPV level was estimated to witness an increase of 7.0 percent or $2,086,000 at December 31, 2005. The Association's NPV exposure level increases to a 18.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $5,650,000. The Association's exposure is a 6.0 percent increase in NPV level based on a 200 basis point decrease in interest rates or $2,064,000.

        The Association's post shock NPV ratio based on a 200 basis point rise in interest rates is 20.59 percent and indicates a 295 basis point decrease from its 23.54 percent NPV ratio based on no change in interest rates.

        The Association is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to First Federal's recognition of the need to control its interest rate exposure, the Association has maintained a moderate share of short term and adjustable-rate investment securities and mortgage-backed securities. The Association will also continue to focus on maintaining its stronger NPV ratio.

LENDING ACTIVITIES

        First Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings and on limited occasions the origination of nonresidential real estate loans, multi-family loans and construction loans. The Association also offers consumer loans, including automobile loans and loans on deposits. Exhibit 12 provides a summary of First Federal's loan portfolio, by loan type, at December 31, 2004 and 2005, and Exhibit 12a provides similar information for the Bank.

        Residential loans secured by one- to four-family dwellings was the primary loan type representing 84.9 percent of the Association's net loans as of December 31, 2005. This share has seen a modest decrease from 85.7 percent at December 31, 2004. The second largest loan type as of December 31, 2005, was nonresidential loans, which comprised a moderate 9.4 percent of net loans compared to 8.5 percent as of December 31, 2004. The third key loan type was multi-family loans, which represented 4.6 percent of net loans as of December 31, 2005, compared to a higher 5.0 percent at December 31, 2004. The multi-family loan category was the remaining mortgage loan type at December 31, 2005, and represented a modest 4.6 percent of net loans compared to 5.0 percent at December 31, 2004. The overall mix of loans has witnessed minimal change from fiscal year-end 2004 to December 31, 2005, with the Association having decreased its shares of residential mortgage loans, and multi-family loans to offset its increases in nonresidential loans and consumer loans.

        The emphasis of First Federal's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in First Federal's market area, which includes all of Madison County and the southern portion of Macoupin County. At December 31, 2005, 84.9 percent of First Federal's gross loans consisted of loans secured by one- to four-family residential properties.

        The Bank focused its lending activity on commercial real estate loans, which represented 42.4 percent of gross loans at December 31, 2005 (reference
Exhibit 12a). One- to four-family loans represented 32.3 percent of loans and construction loans, including land loans, represented

9.2 percent of loans. The Bank's lending market is also Madison County and the southern portion of Macoupin County.

        The Association's key mortgage loan product is a fixed-rate mortgage loan. The Association retains all of its fixed-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years with most loans having a term of 20 years or less. The Association has also been relatively active in adjustable-rate mortgage loans.

        The Association's one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain "due on sale" clauses which permit the Association to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

        The Bank offers several types of adjustable-rate mortgage loans ("ARMs") with adjustment periods of one, three, five and seven years. The interest rates in ARMs are generally indexed to the U.S. Treasury index or a quarterly average National Cost of Funds Index. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and a maximum rate adjustment up to 13.75 percent, regardless of the initial rate.

        The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at First Federal, even though the Association is permitted to make loans up to a 95 percent loan-to-value ratio, and such loans require private mortgage insurance for the balance in excess of 90 percent.

        First Federal originates residential construction loans for properties located in the Association's primary market area. Construction loans are offered primarily to individuals for the construction of their residence. These owner-occupied construction loans are not separate loans which are paid off and converted to a permanent loan. Construction loans become permanent loans at the time of closing, thereby creating loans that may have a term exceeding

30 years. Construction loans are generally offered with terms up to 30 years and may be up to 90.0 percent of the appraised value.

        The Association also offers second mortgage loans, which normally have adjustable rates and a loan-to-value ratio of 80.0 percent, including prior liens.

        First Federal has also been a relatively active originator of commercial real estate loans. The Association will continue to make commercial real estate loans. The Association had a total of $11.1 million in commercial real estate loans at December 31, 2005, or 9.4 percent of gross loans, compared to $9.8 million or 8.5 percent of gross loans at December 31, 2004. The major portion of commercial real estate loans are secured by office buildings, places of worship and mixed-use properties and are located in the Association's primary market area. The Association normally originates commercial real estate loans with terms of up to 15 years and with adjustable-rates. The maximum loan-to-value ratio is 80.0 percent. The Association also originates multi-family loans which totaled $5.4 million at December 31, 2005, and represented 4.6 percent of loans. Multi-family loans have normal terms of 15 years but can be longer based on the specific circumstances and have a normal loan to value ratio of 80.0 percent.

        First Federal has been far less active in consumer lending. Consumer loans originated consist primarily of automobile loans, secured and unsecured personal loans, and savings account loans and represented a combined total of $1,257,000 or 1.1 percent of gross loans at December 31, 2005, up from $855,000 or 0.8 percent of loans at December 31, 2004.

        Exhibit 13 provides a loan maturity schedule and breakdown and summary of First Federal's fixed-rate and adjustable-rate loans, indicating a strong majority of fixed-rate loans. At December 31, 2005, 75.7 percent of the Association's total loans due after December 31, 2005, were fixed-rate and 24.3 percent were adjustable-rate. In contrast, a strong 94.1 percent of the Association's multi-family loans were adjustable-rate and a strong 74.8 percent of commercial real estate loans were adjustable-rate. The Association has a minimal 3.7 percent of its loans at December 31, 2005, due in 5 years or less with the remaining
96.3 percent due in 6 years or more.

NONPERFORMING ASSETS

        First Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with increases in their levels of nonperforming assets, have been forced to recognize significant charge-offs and have set aside major valuation allowances. A recent increase in nonperforming assets and charge-offs has been related to specific regions of the country and has also been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. First Federal has also been faced with such problems in the past and has made a concerted effort to control its nonperforming assets, recognizing the depressed nature of its local economy, and has been successful in controlling its nonperforming loans.

        Exhibit 14 provides a summary of First Federal's delinquent loans at December 31, 2004 and 2005, indicating an overall decrease in delinquent loans from December 31, 2004, to December 31, 2005. Loans delinquent 60 to 89 days totaled $152,000 at December 31, 2004, or 0.13 percent of gross loans with all of them real estate loans. At December 31, 2005, delinquent loans of 60 to 89 days totaled a lesser $54,000 or a lesser 0.05 percent of gross loans. Loans delinquent 90 days or more days increased from $3,000 at December 31, 2004, to $15,000 at December 31, 2005, representing 0.01 percent of gross loans in 2005.

        Exhibit 15 provides a summary of First Federal's nonperforming assets at December 31, 2004 and 2005. Nonperforming assets normally consist of loans 90 days or more past due, nonaccruing loans and repossessed assets. The Association has normally carried a lower level of nonperforming loans relative to its loans. First Federal's level of nonperforming assets were $3,000 or zero percent of total assets at December 31, 2004, and a similar $15,000 or 0.01 percent of assets at December 31, 2005.

        Exhibit 15a shows a summary of Clover Leaf's nonperforming assets, which are comprised primarily of real estate owned in 2005. Nonperforming assets totaled $61,800 at

December 31, 2004, and $402,000 at December 31, 2005. Nonperforming assets to total assets were 0.51 percent at December 31, 2004, and 0.30 percent at December 31, 2005.

        First Federal's level of nonperforming assets was higher than its level of classified assets. The Association's level of classified assets was zero at December 31, 2005 (reference Exhibit 16).

        Exhibit 17 shows First Federal's allowance for loan losses at December 31, 2004 and 2005, indicating the activity and the resultant balances. First Federal has witnessed no change in its balance of allowance for loan loses from December 31, 2004, to December 31, 2005, remaining at $428,000. The Association had no provisions in 2004 and 2005. The Association had net charge-offs of $1,000 in fiscal 2004 and zero in 2005. The Association's ratio of allowance for loan losses to gross loans was 0.38 percent at December 31, 2004, and a lesser
0.37 percent at December 31, 2005. Allowance for loan loses to nonperforming loans was 14,266.67 percent at December 31, 2004, and a lower 3,890.91 percent at December 31, 2005, both well above industry averages.

        Exhibit 17a shows the Bank's allowance for loan losses at December 31, 2004, and 2005, which were $733,000 and $852,000, respectively. The Bank's allowance for loan losses represented 0.87 percent of loans at December 31, 2005, and 392.63 percent of nonperforming loans at December 31, 2005, and 211.94 percent of nonperforming assets.

INVESTMENTS

        The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations and mortgage-backed securities. Exhibit 18 provides a summary of First Federal's investment portfolio at December 31, 2004 and December 31, 2005, excluding FHLB stock. The exhibit also includes a summary of the Association's mortgage-backed securities, which are held-to-maturity. Investment securities totaled $12.9 million at December 31, 2005, compared to $14.3 million at December 31, 2004. In addition to these totals, the Association had $472,000 in mortgage-backed securities that are held-to-maturity at December 31, 2004, and a smaller $353,000 at December 31, 2005. The primary component of investment securities at December 31, 2005, was U.S. government and federal agency obligations, representing 63.8 percent of total investments, excluding FHLB stock compared to a higher 66.3 percent at December 31, 2004. The Association also had cash and interest-bearing deposits totaling $3.7 million at December 31, 2005, and a smaller $1.6 million at December 31, 2004. The Association had $6,213,940 in FHLB stock at December 31, 2005, and a larger $7,771,300 at December 31, 2004. The weighted average yield on investment securities was 4.28 percent of the year ended December 31, 2005, and a lesser 4.14 percent yield for mortgage-backed securities.

        Exhibit 18a provides a summary of the investment securities for the Bank. The Bank had a moderate $18.5 million in interest-bearing deposits and investment, including mortgage-backed securities at December 31, 2005, representing 14.0 percent of assets.

DEPOSIT ACTIVITIES

        The mix of deposits by type at December 31, 2004 and 0205, is provided in Exhibit 19. There has been modest change in total deposits and also a modest change in the deposit mix during this period. Total deposits have increased from $98.8 million at December 31, 2004, to $100.0 million at December 31, 2005, representing an increase of $1.2 million or 1.2 percent. Certificates of deposit have increased from $69.6 million at December 31,2004, to $74.3 million at December 31, 2005, representing an increase of $4.7 million or 6.7 percent, while savings accounts have decreased $828,000 from $4.9 million at December 31, 2004, to $4.0 million at December 31, 2005 or 17.0 percent. Money market accounts have decreased $2.7 million from $24.4 million at December 31, 2004, to $21.7 million at December 31, 2005, or 10.9 percent.

        The mix of deposits for the Bank is shown in Exhibit 19a and shows the predominance of certificates of deposit at the Bank. At December 31, 2005, the Bank had 67.61 percent of deposits in certificates of deposit.

        Certificates of deposit for the Association witnessed an increase in their share of deposits, increasing from a higher 70.4 percent of deposits at December 31, 2004, to a higher 74.2 percent of deposits at December 31, 2005. The major component of certificates at December 31, 2005, had rates between 3.01 percent and 4.00 percent and represented 51.6 percent of certificates (reference
Exhibit 20). The second major component of certificates was the 2.01 percent to
3.00 percent category with a lesser 21.5 percent of certificates.

        Exhibit 20 also provides a breakdown of certificates of deposit by maturity as of December 31, 2005. A strong 45.6 percent of the Association's certificates of deposit mature in one year or less. The Association's jumbo certificates totaled $13.1 million and represented 13.1 percent of total deposits at December 31, 2005.

        Exhibit 20a provides a breakdown by maturity of the Bank's jumbo certificates of deposit with jumbo certificates representing 6.6 percent of total deposit at December 31, 2005.

BORROWINGS

        First Federal has made occasional use of FHLB advances from December 31, 2004, and December 31, 2005. The Association had $2.9 million in FHLB advances at December 31, 2004, with an average rate of 1.51 percent compared to a balance of zero at December 31, 2005 (reference Exhibit 21).

        The Bank has maintained much higher levels of FHLB advances which totaled $13.5 million at December 31, 2005, with an average cost of 3.66 percent. The Bank's FHLB advances were a smaller $8.5 million at December 31, 2004, with an average cost of 2.31 percent (reference Exhibit 21a).

SUBSIDIARIES

        First Federal had no wholly-owned subsidiaries at December 31, 2005. Clover Leaf has one wholly-owned subsidiary, Clover Leaf Financial Services, Inc., which provides life and disability insurance to loan customers.

OFFICE PROPERTIES

        First Federal has one office at December 31, 2005, located in downtown Edwardsville, Illinois (reference Exhibit 22). First Federal owns its office. The Association's net investment in fixed assets totaled $860,086 or 0.61 percent of assets at December 31, 2005.

The Bank has three offices in Edwardsville comprised of a downtown office and two branches (reference Exhibit 22a). The Bank had an investment in fixed assets of $4,828,000 at December 31, 2005, representing 3.66 percent of assets..

MANAGEMENT

        The president and chief executive officer of First Federal is Larry W. Mosby, who is also a director. Mr. Mosby has served the Association as chief executive officer since 1984 and as president since 1996. Mr. Mosby has served as a director since 1990. Mr. Mosby is also president and chief executive officer of First Federal Financial Services, Inc., a position he has held since its formation in 2001. Other senior officers include Donald Engleke, vice president and chief financial officer, and Linda Werner, corporate secretary and savings officer. Mr. Engleke has been employed with First Federal since 1985 and has served as vice president and treasurer since 1994. Mr. Engelke was appointed a director in 2003. He is also vice president and chief financial officer of First Federal Financial Services, Inc., positions he has held since its formation in 2001. Ms. Werner joined First Federal in 1969. Ms. Werner serves the Association as a savings officer and serves as corporate secretary for the Association and First Federal Financial Services, Inc.

        The president, chief executive officer, and managing officer of Clover Leaf is Dennis M. Terry. Mr. Terry joined the Bank in 2000 as president and chief executive officer. Prior to joining Clover Leaf, Mr. Terry was president of Mercantile Bank of Edwardsville and president of Mark Twain Bank of Edwardsville. Ms. Lisa R. Fowler is senior vice president and is in charge of lending. Ms. Fowler has been associated with the Bank since 2000. Ms. Fowler was previously the vice president of commercial lending at Mercantile Bank. Ms. Darlene F. McDonald is vice president and treasurer of the Bank, having also joined the Bank in 2000. Ms. McDonald was previously associated with the Bank of America as controller of the real estate division.

II.     DESCRIPTION OF PRIMARY MARKET AREA

        First Federal's lending market area encompasses all of Madison County and the southern portion of Macoupin County, Illinois, while the retail market area is focused on Edwardsville and the immediately surrounding area in Madison County. The Association has one office, in downtown Edwardsville.

        The primary market area of Madison County is characterized by similar or slightly lower than average income and lower housing values when compared to Illinois and the United States. Further, unemployment rates in Macoupin County has been generally higher than Illinois and national unemployment rates, but Madison's unemployment rates have been similar to or lower than both Illinois' and the United States' rates. The market area's strongest employment categories are the services industry, the wholesale/retail trade industry and the manufacturing industry.

        Exhibit 24 provides a summary of key demographic data and trends for Edwardsville, Macoupin and Madison Counties, Illinois and the United States. Overall, from 1990 to 2000, population increased in all areas, with Edwardsville City showing a strong growth rate of 47.4 percent. The population increased by a minimal 2.8 percent in Macoupin County, by a modest 3.9 percent in Madison County, by 8.6 percent in Illinois and by 13.2 percent in the United States. Future population projections indicate that population will increase in Edwardsville by 10.5 percent through the year 2010, 2.0 percent in Madison County, 5.7 percent in Illinois and increase 9.9 percent in the United States. Macoupin County is projected to decrease by 2.4 percent in population through 2010.

        Consistent with its rising trend in population, Edwardsville experienced an increase in households of 39.7 percent from 1990 to 2000. During that same time period, the number of households increased in Macoupin County by 5.4 percent, increased in Madison County by 7.5 percent, increased by 9.4 percent in Illinois and increased by 14.7 percent in the United States. By the year 2010, Edwardsville's households are projected to increase by 13.5 percent, while the number of households are expected to decrease by 1.0 percent in Macoupin County, and increase by 10.5 percent in Madison County, by 7.4 percent in Illinois and by 13.5 percent in the United States.

        In 1990, the per capita income in Edwardsville was similar to the per capita income in Illinois but higher than in the United States. The primary market area of Madison County had a 1990 per capita income of $13,272, Macoupin County had a 1990 per capita income of $11,365, and Edwardsville's per capita income was $15,338, compared to $15,201 in Illinois and a lower $14,420 in the United States. From 1990 to 2000, per capita income increased in all areas, with Edwardsville having the greatest percent increase. Edwardsville's per capita income increased from 1990 to 2000 by 72.8 percent to $26,510, by 52.2 percent in Macoupin County to $17,298 and by 54.5 percent in Madison County to $20,509. Illinois' per capita income increased by 52.0 percent to $23,104. Per capita income in the United States increased by 49.7 percent to a per capita income of $21,587.

        The 1990 median household income in Edwardsville of $32,733 was higher than the median household income in all other areas. Macoupin County had a 1990 median household income of $23,913, which was lower than Madison County's median household income of $29,861. Illinois' median household income of $32,252 and the United States' median household income of $30,056 were higher than both market area counties. From 1990 to 2000, median household income increased in all areas, with Edwardsville indicating the highest rate of increase and Madison County the lowest. Median household income increased by 55.6 percent to $50,921 in Edwardsville, by 51.3 percent to $36,190 in Macoupin County, by 39.1 percent to $41,541 in Madison County, compared to a 44.5 percent increase to $46,590 in Illinois and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2010, median household income is projected to increase by 24.1 percent in Edwardsville, by 22.6 percent in Macoupin County, by 26.6 percent in Madison County, while increasing by 31.5 percent in Illinois and 39.0 percent in the United States. Based on those rates of increase, by 2010, median household income is expected to be $63,717 in Edwardsville, $42,857 in Macoupin County, $50,957 in Madison County, $58,628 in Illinois, and $54,319 in the United States.

        Exhibit 25 provides a summary of key housing data for Edwardsville, Macoupin and Madison Counties, Illinois and the United States. Edwardsville had a higher than average rate of owner-occupancy of 70.3 percent. Macoupin County had an even higher owner-occupancy rate of 77.4 percent, with Madison County at an owner-occupancy rate of 72.1 percent. Illinois and the United States had identical rates of owner-occupancy of in 1990 64.2 percent. As a result, Edwardsville supports a lower than average rate of renter-occupied housing at
29.7 percent, with renter-occupancy rates of 22.6 percent in Macoupin County and
27.9 percent in Madison County, compared to an identical rate of 35.8 percent for Illinois and the United States. By 2000, owner-occupancy rates had risen in all areas, to 70.5 percent in Edwardsville, to 79.0 percent in Macoupin County, to 73.8 percent in Madison County, to 67.3 percent in Illinois and to 66.2 percent in the United States. The reciprocal renter-occupancy rates fell to rates of 29.5 percent, 21.0 percent, 26.2 percent, 32.7 percent and 33.8 percent for Edwardsville, Macoupin and Madison Counties, Illinois and the United States, respectively.

        In 1990, Edwardsville had a lower median housing value of $64,400. Macoupin and Madison Counties' median housing value were even lower at $39,700 and $51,000, respectively. Illinois' and the United States' median housing values of $80,100 and $78,500 were higher than both Edwardsville's and Macoupin and Madison Counties' median housing values. The median rent of Edwardsville was $435 and was slightly lower than the median rent in Illinois and the United States. Macoupin County and Madison County had lower median rent values of $322 and 384, respectively. Illinois' median rent was a slightly higher $445 and the United States had a similar median rent of $447. By 2000, median housing values had risen to $99,200, $66,700, $77,200, $130,800 and $119,600 for Edwardsville,
Macoupin County, Madison County, Illinois and the United States, respectively. Median rent values also rose to $556, $422, $490, $605 and $602 for Edwardsville, Macoupin and Madison Counties, Illinois and the United States, respectively.

        In 1990, the major source of employment by industry group, based on number of employees, for Edwardsville was the services industry at 43.4 percent, also responsible for 34.3 percent of jobs in Macoupin County and 34.9 percent of jobs in Madison County. Illinois and the United States had percentages of workers in the services industry of 35.8 percent and 37.5 percent, respectively (reference Exhibit 26). The wholesale/retail group was the second major employer in Edwardsville at 20.4 percent and also the second leading employer at 21.2 percent in Macoupin County and 21.9 percent in Madison County. In Illinois and the United States, the wholesale/retail trade group was also the second major employer with 21.4 percent and 21.2 percent, respectively. The manufacturing group was the third major overall employer in Edwardsville at 17.6 percent and was at a similar 17.0 percent in Macoupin County but higher 21.3 percent in Madison County. In Illinois and the United States, the manufacturing group was the third major employer, responsible for 19.5 percent and 17.7 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 18.6 percent of employment in Edwardsville, 27.5 percent of employment in Macoupin County, 21.9 percent of employment in Madison County, 23.3 percent of employment in Illinois and 23.6 percent in the United States.

        In 2000, the services group remained the largest source of employment in all areas. The services industry grew more than 10.0 percent in Edwardsville. However, this increase may be in part due to the different grouping of industries in the 2000 Census. In Edwardsville, the wholesale/retail trade group remained the second largest employer at 13.3 percent, and the manufacturing group remained the third largest employer at 11.6 percent. The wholesale/retail trade group was the second largest employer in Macoupin County and the United States with the manufacturing group the third largest, while in Madison County and Illinois, the manufacturing group was the second largest employer and the wholesale/retail trade group the third largest employer.

        The major employers in the Edwardsville area were mostly in the services sector. The two largest employers in Edwardsville are the Southern Illinois University at Edwardsville and the Madison County government.

Employer                                Employees           Product/service
--------                                ---------           ---------------
Southern Illinois University              2,400             Education
Madison County                            1,100             Government
Edwardsville School District #7             800             Education
Hortica                                     250             Service
The Bank of Edwardsville                    230             Service
Schnuck's Markets, Inc.                     160             Retail
Target                                      130             Retail
Rosewood Care Center                        120             Service
Richards Brick Company                      100             Retail
Thiems Construction                         100             Construction
Shop & Save                                 100             Retail

        The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in Macoupin and Madison Counties, Illinois and the United States in 2001, 2002, 2003, 2004 and through December of 2005. Macoupin County has generally had slightly higher unemployment rates compared to Madison County, Illinois and the United States In 2001, Macoupin County had an unemployment rate of 5.4 percent, and Madison County had an unemployment rate of
5.0 percent compared to unemployment rates of 5.4 percent in Illinois and 4.8 percent in the United States. In 2002, Macoupin County's rate increased to 5.9 percent, and Madison County's unemployment rate increased to 5.7 percent, compared to a 6.5 percent unemployment rate in Illinois and a 5.8 percent rate in the United States. In 2003, unemployment rates increased in all areas, with Macoupin County at 6.7 percent, Madison County at 6.2 percent, and Illinois and the United States at 6.7 percent and 6.1 percent, respectively. By 2004, Macoupin County decreased to 6.5 percent unemployment rate, and Madison County's unemployment rate decreased slightly to 6.3 percent. Illinois' rate of unemployment decreased to 6.2 percent, and the United States also decreased to
6.0 percent.

Through December of 2005, the unemployment rate has shown decreases in Macoupin County as well as in all other areas. Unemployment rates through December 2005 were 5.5 percent in Macoupin County, 4.9 percent in Madison County, 5.2 percent in Illinois and 5.6 percent in the United States.

        Exhibit 28 provides deposit data for banks and thrifts in Macoupin and Madison Counties. First Federal's deposit base was $102.0 million or a 30.5 percent share of the $350.9 million total thrift deposits and a 2.7 percent share of the total deposits, which were $4.5 billion as of June 30, 2005. It is evident from the size of the thrift deposits and bank deposits that the market area has a large deposit base, with First Federal having a substantial market penetration for thrift deposits but a very small share of market penetration of total deposits.

        Exhibit 29 provides interest rate data for each quarter for the years 2001 through the fourth quarter of 2005. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2001 and 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2005 and continuing at a stronger pace in 2005.

SUMMARY

        To summarize, the market area of Madison County represents an area with lower average growth in both population and households during the 1990s. Such growth is projected to continue but at slightly higher levels. The market area displayed lower per capita income and median household income to Illinois and the United States. The market area had a lower median housing value when compared to Illinois and the United States, and the median rent levels of the market area were also lower than both Illinois' and the United States' median rent. The market area has had slightly lower unemployment rates when compared to both Illinois and the United States, except in 2004, with unemployment rates having increased in all areas over the past three years until 2004 when rates decreased in all areas. Finally, the market area is a very competitive financial institution market dominated by banks, with a minimal presence of thrifts, and a total market deposit base for banks and thrifts in the market area that is nearly $4.5 billion in deposits.

III.    COMPARABLE GROUP SELECTION

INTRODUCTION

        Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.

        Exhibits 30 and 31 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 216 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 86 publicly-traded Midwest thrifts ("Midwest thrifts") and the 15 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 32 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2005, and February 22, 2006.

        The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation and the Bank (collectively, the "Subjects") as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Subjects' basic operations, recognizing both the similarities of and the differences between the two institutions.

        Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

MERGER/ACQUISITION

        The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

        Institution                                     State
        -----------                                     -----
        Union Community Bancorp                         Indiana
        Atlantic Liberty Financial                      New York

        There are no other pending merger/acquisition transaction involving thrift institutions in the city, county or market area of ether the Association or the Bank, as indicated in Exhibit 33.

MUTUAL HOLDING COMPANIES

        The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 63 publicly-traded mutual holding companies as well between those 63 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 34 presents pricing ratios and Exhibit 35 presents key financial data and ratios for the 63 publicly-traded, FDIC-insured mutual holding companies in the United States. Thirteen thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form.

TRADING EXCHANGE

        It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 279 publicly-traded, FDIC-insured savings institutions, including the 63 mutual holding companies, 14 are traded on the New York Stock Exchange, 7 are traded on the American Stock Exchange, 153 are traded on NASDAQ, 66 are traded on the OTC Bulletin Board and 39 are listed in the Pink Sheets.

IPO DATE

        Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of February 22, 2006, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to January 1, 2005.

GEOGRAPHIC LOCATION

        The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Subjects, including the New England, western and southwestern states.

        The geographic location parameter consists of the Midwestern, Mid-Atlantic and Southeastern states, for a total of 32 states. To extend the geographic parameter beyond those regions could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic locations. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

ASSET SIZE

        Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $1 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Subjects, with combined assets of approximately $272 million at December 31, 2005. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

        In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

        Exhibits 36 and 37 show the 53 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.


BALANCE SHEET PARAMETERS

INTRODUCTION

        The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

                1.   Cash and investments to assets
                2.   Mortgage-backed securities to assets
                3.   One- to four-family loans to assets
                4.   Total net loans to assets
                5.   Total net loans and mortgage-backed securities to assets
                6.   Borrowed funds to assets
                7.   Equity to assets

        The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Subjects with regard to combined asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Subjects. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

        As previously indicated, the Corporation and the Bank had similar total assets of $140.2 million and $132.0 million, respectively, at December 31, 2005.


CASH AND INVESTMENTS TO ASSETS

        The Subjects' combined ratio of cash and investments to assets, excluding mortgage-backed securities, was 14.01 percent at December 31, 2005, and reflects Subjects' combined share of investments generally in line with national and regional averages. Both institutions maintained similar and reasonably constant ratios of cash and investments to assets during their three most recent fiscal years. It should be noted that, for the purposes of comparable group selection, the Corporation's $6.2 million balance and the Bank's $4.1 million balance of Federal

Home Loan Bank stock at December 31, 2005, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

        The parameter range for cash and investments is fairly broad, in spite of the Bank's lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent, similar to the Subjects' current average.

MORTGAGE-BACKED SECURITIES TO ASSETS

        At December 31, 2005, the Subjects had mortgage-backed securities equal to 1.18 percent of total assets with the Corporation at 0.25 percent and the Bank at 2.16 percent. The regional average was 7.54 percent and the national average was 10.17 percent for publicly-traded thrifts at December 31, 2005. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.

ONE- TO FOUR-FAMILY LOANS TO ASSETS

        The lending focus of the Corporation is concentrated on the origination of residential mortgage loans secured by one- to four-family dwellings, while the Bank originates a larger volume of commercial real estate loans as well as construction and land loans. One- to four-family loans, including both permanent loans and construction loans, represented 48.36 percent of the Subjects' combined assets at December 31, 2005, with the Corporation at
71.28 percent and the Bank at a much lower 24.02 percent. The Subjects' 48.36 percent combined share of one- to four family mortgage loans is similar to the national average of 50.02 percent at December 31, 2005. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 45.0 percent, similar to the combined average of the Subjects.

TOTAL NET LOANS TO ASSETS

        At December 31, 2005, the Subjects had a 78.30 percent ratio of total net loans to assets, with both being higher than the national average of 71.14 percent for publicly-traded thrifts. During the past three years, the Corporation's ratio of total net loans to assets increased modestly and the Bank's ratio remained generally constant.

        The parameter for the selection of the comparable group is from 60.0 percent to 90.0 percent with a midpoint of 75.0 percent, similar to the current average of the Subjects.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

        As discussed previously, the Subjects' shares of mortgage-backed securities to assets and total net loans to assets were 1.18 percent and 78.30 percent, respectively, for a combined share of 79.48 percent. Recognizing the industry and regional ratios of 10.17 percent and 7.54 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 90.0 percent, with a midpoint of 80.0 percent.

BORROWED FUNDS TO ASSETS

        The Corporation was absent borrowed funds at December 31, 2005, and the Bank had borrowed funds of $19.2 million or 14.56 percent of total assets, resulting in a combined weighted average of 7.06 percent for the Subjects. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. In 2002, 2003 and 2004, lower interest rates resulted in some moderation of borrowings by certain financial institutions, particularly among nonpublicly-traded institutions. As interest rates and funding costs increased in 2005, borrowed funds indicated a modest increase as an alternative to higher cost and/or longer term certificates. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

        The range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.

EQUITY TO ASSETS

        The Subjects' combined equity to assets ratio was 17.72 percent at December 31, 2005, with the Corporation at 26.90 percent and the Bank at 7.97 percent. After the conversion of the Corporation and the merger of the Subjects, based on the midpoint value of $84.7 million and a $38.5 million public offering, the equity of First Cloverleaf Financial Corporation is projected to stabilize in the area of 28 percent.

        Based on the foregoing equity ratios, we have defined the equity ratio parameter to be from 6.0 percent to 28.0 percent with a midpoint ratio of 17.0 percent.

PERFORMANCE PARAMETERS

INTRODUCTION

        Exhibit 37 presents five parameters identified as key indicators of the Subjects' earnings performance during the fiscal year ended December 31, 2005, and the earnings performance and the basis for such performance of the Corporation and the Bank both historically and during the fiscal year ended December 31, 2005. The primary performance indicator is the return on average assets (ROAA). The second performance indicator is the return on average equity
(ROAE). To measure the ability to generate net interest income, we have used net interest margin. The supplemental source of income is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

        The key performance parameter is the ROAA. For the twelve months ended December 31, 2005, the Subjects' combined ROAA was 0.96 percent based on net identical net and core earnings after taxes of $2,539,000, as detailed in Item I and Exhibit 7 of this report. The Corporation's 2005 ROAA was a significantly higher 1.34 percent, compared to the Bank at 0.54 percent. The ROAA of both institutions has remained generally constant during their last three fiscal years.

        Considering the historical and current earnings performance of the Subjects, as well as the Corporation and the Bank individually, the range for the ROAA parameter based on core income has been defined as 0.70 percent to a high of 1.25 percent with a midpoint of 0.98 percent, similar to the Subjects' combined average.

RETURN ON AVERAGE EQUITY

        The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions. Although the Corporation has been publicly-traded since 2002, its lower historical ROAE is related to its higher ratio of equity to assets relative to other public companies. The Bank, although having considerably lower earnings than the Corporation, has indicated a modestly higher ROAE than the Corporation, related to its similar asset base but much lower ratio of equity to assets.

        Prior to conversion, the Subjects' combined ROAE for the twelve months ended December 31, 2005, was 5.19 percent based on net and core earnings, with the Corporation at 5.01 percent and the Bank at 5.75 percent. The parameter range for the comparable group, based on core income, is from 3.0 percent to
15.0 percent with a midpoint of 9.0 percent.

NET INTEREST MARGIN

        The Subjects had a combined net interest margin of 3.26 percent for the twelve months ended December 31, 2005, representing net interest income as a percentage of average interest-earning assets. The Corporation's net interest margin was 3.47 percent in 2005 and the Bank returned a lower margin of 3.05 percent. Both institutions indicated a rising trend in their net interest margin in 2002 through 2004, with modest to moderate declines in 2005 as rising interest rates resulted in rate compaction throughout the industry.

        The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.00 percent with a midpoint of 3.38 percent.

OPERATING EXPENSES TO ASSETS

        For the twelve months ended December 31, 2005, the Subjects had a significantly lower than average 1.84 percent ratio of operating expense to average assets. Individually, the Corporation had a much lower than average 1.27 percent ratio and the Bank also had a moderately higher than average 2.47 percent ratio. National and regional averages for publicly-traded thrift institutions were 2.07 percent and 2.29 percent, respectively, in 2005.

        The operating expense to assets parameter for the selection of the comparable group is from a low of 1.50 percent to a high of 2.75 percent with a midpoint of 2.13 percent.

NONINTEREST INCOME TO ASSETS

        Compared to publicly-traded thrifts, the Subjects combined, as well as the Corporation and the Bank individually, have historically realized much lower than average levels of noninterest income. The Subjects had noninterest income of only $545,000 or 0.21 percent of average assets for the twelve months ended December 31, 2005. The Corporation's 2005 ratio of noninterest income to average assets was a very low 0.01 percent or $14,000, compared to the Bank with a ratio of 0.42 percent or $531,000. During the last three years, the Bank indicated a modestly increasing trend in noninterest income, but the Corporation's noninterest income remained generally constant and significantly lower than industry averages.

        The range for this parameter for the selection of the comparable group is 1.00 percent of average assets or less, with a midpoint of 0.50 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

        The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Subjects. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

NONPERFORMING ASSETS TO ASSETS

        The Subjects' ratio of nonperforming assets to assets was a low 0.09 percent at December 31, 2005, compared to the national average of 0.69 percent for publicly-traded thrifts and the higher average of 1.13 percent for Midwest thrifts. Individually, the Corporation had a 0.01 percent ratio, while the Bank had a 0.16 percent ratio. Historically, the Corporation has indicated a ratio of nonperforming assets to total assets of 0.10 percent or lower. The Bank, however, has experienced a significant increase in its asset quality since 2002, when its nonperforming assets ratio was a much higher 1.83 percent, decreasing to 0.88 percent in 2003 and 0.51 percent in 2004, before its ratio declined further to 0.16 in 2005.

        The parameter range for nonperforming assets to total assets has been defined as 1.25 percent of assets or less with a midpoint of 0.63 percent.

REPOSSESSED ASSETS TO TOTAL ASSETS

        Both the Corporation and the Bank were absent repossessed assets at December 31, 2005, 2004 and 2003. National and regional averages were 0.10 percent and 0.16 percent, respectively, for publicly-traded thrift institutions at December 31, 2005. The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

LOANS LOSS RESERVES TO ASSETS

        The Subjects had a combined allowance for loan losses of $1.3 million, representing a loan loss allowance to total assets ratio of 0.47 percent at December 31, 2005. Individually, at December 31, 2005, the Corporation's allowance for loan losses was 0.31 percent of total assets, with the Bank at a higher 0.65 percent.

        The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

        With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $157.7 million to $991.2 million with an average asset size of $532.7 million and have an average of 9.7 offices per institution. One of the comparable group institutions was converted in 1985, one in 1988, one in1994, one in 1995, three in 1996, two in 1999 and one in 2003. Geographically, three of the comparable group institutions are in Indiana, with one each in Arkansas, Iowa, Minnesota, New York, Ohio, Tennessee and Virginia. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 10.7 percent, which is 20.7 percent higher than all publicly-traded thrift institutions in the United States but 2.1 percent lower than the fifteen publicly-traded thrift institutions in

Illinois; and for the most recent four quarters indicated a core return on average assets of 0.94 percent, modestly lower than all publicly-traded thrifts at 1.03 percent but higher than the publicly-traded Illinois thrifts at 0.65 percent.

IV.     ANALYSIS OF FINANCIAL PERFORMANCE

        This section reviews and compares the financial performance of the Subjects to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting the Corporation's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 41 through 46.

        As presented in Exhibits 41 and 42, at December 31, 2005, the Subjects' combined total equity of 17.72 percent of assets was higher than the 10.68 percent for the comparable group, the 10.27 percent for all thrifts, the 10.19 percent for Midwest thrifts and the 10.91 percent ratio for Illinois thrifts. The Subjects had a 78.30 percent share of net loans in their asset mix, similar to the comparable group at 80.44 percent, but higher than all thrifts at 71.14 percent, Midwest thrifts at 74.06 percent and Illinois thrifts at 64.68 percent. The Subjects' share of net loans, similar to the comparable group and higher than industry averages, is primarily the result of the Subjects' much lower combined 1.18 percent share of mortgage-backed securities and average combined
14.00 percent share of cash and investments. The comparable group had a modestly lower 12.51 percent share of cash and investments and a 2.72 percent share of mortgage-backed securities. All thrifts had 10.17 percent of assets in mortgage-backed securities and 13.74 percent in cash and investments. The Subjects' combined 74.63 percent share of deposits was modestly higher than the comparable group and more notably higher than all thrifts, Midwest thrifts and the fifteen Illinois thrifts, reflecting the Subjects' 7.07 percent ratio of borrowed funds to assets combined with their significantly higher ratio of equity to assets. The comparable group had deposits of 71.13 percent and borrowings of 17.45 percent. All thrifts averaged a 55.25 percent share of deposits and 32.69 percent of borrowed funds, while Midwest thrifts had a 63.71 percent share of deposits and a 25.32 percent share of borrowed funds. Illinois thrifts averaged a 62.57 percent share of deposits and a 25.15 percent share of borrowed funds. The Subjects had no intangible assets at December 31, 2005, compared to 0.55 percent for the comparable group, 0.81 percent for all thrifts,
0.55 percent for Midwest thrifts and 0.39 percent for Illinois thrifts. It should be noted that the acquisition of the Bank by the Corporation following the Corporation's stock conversion will result in the Corporation having intangible assets, in the form of goodwill, of approximately $11.4 million or 3.6 percent of post-merger assets, assuming an offering level at the midpoint of the valuation range established in this report.

        Operating performance indicators are summarized in Exhibits 43 and 44 and provide a synopsis of key sources of income and key expense items for the Subjects in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

        As shown in Exhibit 45, for the twelve months ended December 31, 2005, the Subjects had a yield on average interest-earning assets lower than the comparable group, similar to all thrifts and Midwest thrifts, and higher than Illinois thrifts. The Subjects' combined yield on interest-earning assets was
5.54 percent compared to the comparable group at 6.11 percent, all thrifts at
5.60 percent, Midwest thrifts at 5.63 percent and Illinois thrifts at 5.35 percent.

        The Subjects' cost of funds for the twelve months ended December 31, 2005, was similar to the comparable group, but higher than all thrifts, Midwest thrifts and Illinois thrifts. The Subjects had a combined 2.75 percent average cost of interest-bearing liabilities compared to 2.84 percent for the comparable group, 2.56 percent for all thrifts, 2.64 percent for Midwest thrifts and 2.33 percent for Illinois thrifts. The Subjects' lower yield on interest-earning assets and average to higher than average interest cost resulted in a net interest spread of 2.79 percent, which was lower than the comparable group at
3.28 percent, all thrifts at 3.04 percent, Midwest thrifts at 2.98 percent and Illinois thrifts at 3.03 percent. The Subjects' net interest spreads were similar, with the Corporation at 2.71 percent and the Bank at 2.90 percent. The Subjects generated a combined net interest margin of 3.26 percent for the twelve months ended December 31, 2005, based their ratio of net interest income to average interest-earning assets, which was lower than the comparable group margin of 3.50 percent. All thrifts also averaged a higher 3.24 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.20 percent and Illinois thrifts at 3.28 percent.

        The Subjects' major source of earnings is interest income, as indicated by the combined operations ratios presented in Exhibit 44. The Bank took a $42,000 provision for loan losses during the twelve months ended December 31, 2005, equal to 0.03 percent of average assets, while the Corporation took no provision for loan losses during the year. The comparable group indicated a provision representing 0.12 percent of assets, with all thrifts at 0.08 percent, Midwest thrifts at 0.15 percent and Illinois thrifts at a lower 0.05 percent.

        The Subjects' combined noninterest income was $545,000 or 0.21 percent of average assets for the twelve months ended December 31, 2005, with all but $14,000 of that noninterest income being earned by the Bank. The Bank had gains of $112,000 or 0.09 percent of assets for the twelve months ended December 31, 2005, and the Corporation was absent gains and losses during the period. The comparable group had a ratio of noninterest income to average assets of 0.65 percent, with all thrifts at 1.26 percent, Midwest thrifts at 0.91 percent and Illinois thrifts at 0.72 percent.

        For the twelve months ended December 31, 2005, the Subjects' combined operating expense ratio was 1.84 percent of average assets, which was lower than the comparable group at 2.52 percent, all thrifts at 2.07 percent, Midwest thrifts at 2.29 percent and Illinois thrifts at 2.15 percent.

        The overall impact of the Subjects' income and expense ratios is reflected in their net income and return on assets. For the twelve months ended December 31, 2005, the Subjects had a combined identical net and core ROAA of
0.96 percent. Individually, the Corporation had a net and core ROAA of 1.34 percent and the Bank had an identical net and core ROAA of 0.54 percent. For its most recent four quarters, the comparable group had a similar net and core ROAA of 0.96 percent and 0.94 percent, respectively. All publicly-traded thrifts averaged a higher net ROAA of 1.06 percent and a higher 1.03 percent core ROAA. Midwest thrifts indicated a net ROAA of 0.81 percent and a core ROAA of 0.80 percent, but Illinois thrifts generated a lower net and core ROAA of 0.63 percent and 0.65 percent, respectively.

V.      MARKET VALUE ADJUSTMENTS

        This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on an historical comparison of the Subjects with the comparable group and also recognizing to a prudent extent the impact of the second stage stock offering and the merger of the Association and the Bank over a short to medium term horizon as indicated in the business plan and prospectus. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Corporation, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

        In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, asset quality as it relates to the presence of problem or nonperforming assets which may result in adjustments to earnings, the balance of current and historical classified assets and real estate owned, the balance of allowances for loan losses to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the ratio and trends of non-interest expenses.

        As discussed earlier, the historical business models of the Association and the Bank have focused on maintaining their net interest income and increasing their net income; maintaining lower ratios of nonperforming assets; monitoring their ratios of interest sensitive assets relative to interest sensitive liabilities, thereby improving their sensitivity measure and overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs; and monitoring and striving to maintain their lower than their combined average overhead expenses with First Federal having lower overhead expenses and Clover Leaf having higher overhead expenses. Following the merger, the institutions will create a new identity, First Clover Leaf Bank, in their identical market areas and continue to focus on increasing net interest spread and net interest margin; increasing their lower than average non-interest income; increasing the amount and consistency of their net income; increasing their return on equity; maintaining the Association's and Bank's lower balances of nonperforming and classified assets; increasing their ratios of interest sensitive assets relative to interest sensitive liabilities; and monitoring their overhead expenses.

        Earnings are often related to an institution's ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Association has been a moderate originator of mortgage loans and was a modest originator of nonmortgage loans in 2004 and 2005. First Federal was not a seller or purchaser of loans during those periods and retained the loans it originated, including adjustable-rate and fixed-rate residential loans.

        From December 31, 2004, to December 31, 2005, the Association's gross loans increased by $3.3 million from $114.3 million to $117.6 million, representing a 2.9 percent increase. During that period, the greatest loan category increase was in single family residential real estate loans, followed by nonresidential and land loans. The Bank indicated a much larger $20.3 million increase in loans from 2004 to 2005, representing a 26.2 percent growth rate and increasing from $77.9 million in 2004, to $98.3 million in 2005.

        The impact of the Subjects' primary lending efforts has been to generate a combined yield on average interest-earning assets of 5.54 percent for the twelve months ended December 31, 2005, compared to a higher 6.11 percent for the comparable group, 5.60 percent for all thrifts and 5.63 percent for Midwest thrifts. The Subjects' ratio of interest income to average assets was 5.41 percent for the twelve months ended December 31, 2005, which was moderately lower than the comparable group at 5.62 percent, but higher than all thrifts at
5.00 percent and higher than Midwest thrifts at 5.07 percent.

        The Subjects' 2.75 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2005, was lower than the comparable group at
2.84 percent, higher than all thrifts at 2.56 percent and higher than Midwest thrifts at 2.64 percent. The Subjects' resulting net interest spread of 2.79 percent for the twelve months ended December 31, 2005, was considerably lower than the comparable group at 3.28 percent, all thrifts at 3.04 percent and Midwest thrifts at 2.98. The Subjects' net interest margin of 3.26 percent, based on average interest-earning assets for the twelve months ended December 31, 2005, was lower than the comparable group at 3.50 percent, similar to all thrifts at 3.24 percent and higher than Midwest thrifts at 3.20 percent.

        The Subjects' combined ratio of noninterest income to assets was 0.21 percent for the twelve months ended December 31, 2005, reflecting their lower combined noninterest income of $545,000, including gains of $112,000. The Subjects' 0.21 percent ratio of noninterest income to assets was very much lower than the comparable group at 0.65 percent, all thrifts at 1.26 percent and Midwest thrifts at 0.91 percent. The Subjects' operating expenses were lower than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended December 31, 2005, the Subjects had an operating expenses to assets ratio of 1.84 percent compared to 2.52 percent for the comparable group, 2.07 percent for all thrifts and 2.29 percent for Midwest thrifts.

        For the twelve months ended December 31, 2005, the Subjects generated lower noninterest income, lower noninterest expenses, and a lower net interest margin relative to the comparable group. As a result, the Subjects' combined net and core income were similar to the comparable group's net and core income for the twelve months ended December 31, 2005. Based on net earnings, the Subjects had a combined return on average assets of 0.96 percent in fiscal year 2005. For the twelve months ended December 31, 2005, the Subjects had an identical core ROAA of 0.96 percent, while the comparable group had a similar core ROAA of 0.94 percent and all thrifts indicated a higher 1.03 percent. The comparable group had a net ROAA of 0.96 percent and a core ROAA of 0.94 percent for the twelve months ended December 31, 2005, with all thrifts and Midwest thrifts indicating average ROAA's of 1.06 percent and 0.81 percent, respectively.

        The future earnings stream and net earnings of the Subjects and the Corporation will continue to be dependent on both the overall trends in interest rates, their level of earning assets, their mix of assets and the consistency, reliability and variation of their noninterest income and overhead expenses. The Subjects' noninterest income increased in fiscal year 2005 but is far exceeded by the comparable group average; while noninterest expenses have increased moderately in recent years but are still below the comparable group and industry averages in their ratio to average assets.

        To the extent that the Subjects are able to apply their surplus liquidity and net proceeds to the origination of loans, a wider net interest spread may eventuate relative to a portion of the Corporation's earning assets, but such a trend is projected to be modest and gradual. That positive trend will also be inhibited by the rate and volume of the Bank's borrowed funds, which have average maturities in excess of three years and carry high rates relative to current rates as well as considerable prepayment penalties. Overall, the Corporation's three year business plan projects that the Subjects' and Corporation's consolidated net interest income, net interest margin, net income and ROAA are likely to experience only modest increases following the second stage conversion and merger in a rising interest rate environment and will likely remain in line with industry averages. Although anticipated upward pressure on lending rates is likely to increase the Corporation's consolidated yield on interest-earning assets, both total assets and interest-earning assets are projected to increase moderately over the three year planning horizon with loan growth focused on commercial real estate loans.

        Considering the Corporation's market area, which in the near to medium term will remain the same as the Association's and the Bank's current market areas, it is also likely that competition from both financial institutions and mortgage companies will limit the Corporation's ability to significantly increase the market share of either institution and rates on individual mortgage and non-mortgage loan products. The Corporation's success in achieving its objective to increase its overall net interest spread and net interest margin will relate in large measure to its ability to apply the Association's lower cost liquidity to higher yielding loans, to continue to increase the diversity of its loan and deposit products and to monitor the use of borrowed funds.

        In recognition of the foregoing earnings related factors, considering the Subjects' current and historical performance measures and trends, as well as the Corporation's projection of limited upward movement of its operational metrics over the three year business plan horizon, no adjustment has been made to the Corporation's pro forma market value for earnings performance.

MARKET AREA

        First Federal's primary market area for retail deposits and loans consists of Madison County and a portion of Macoupin County, Illinois, including the city of Edwardsville. As discussed in Section II, since 1990, Edwardsville has experienced strong increases in population and households since 1990, although the increases in Madison and Macoupin Counties have been very modest and much smaller than in Illinois and the United States. The 2002 unemployment rate in the Association's market area was 5.9 percent in Macoupin County and 5.7 percent in Madison County, compared to 6.5 percent in Illinois and a lower 5.8 percent in the United States. Through December, 2005, the unemployment rate decreased to 5.5 percent in Macoupin County and decreased to 4.9 percent in Madison County, compared to 5.2 percent in Illinois and 5.6 percent in the United States.

        Per capita income and median household income in Macoupin and Madison Counties have historically been and remain lower than state and national averages and modestly lower than the comparable group, reflecting the market area's more rural characteristics. It should be noted, however, that from 1990 to 2000, per capita and median household income in Edwardsville have increased to levels higher than either of the two counties, Illinois and the United States. The median housing values in the Macoupin and Madison Counties is significantly lower than Illinois and the United States, with Edwardsville's median housing value being higher than the two county values, but still approximately 24 percent lower than Illinois and 17 percent lower than the United States.

        First Federal's market area is both suburban and rural, with the services sector representing the primary source of employment, followed closely by the wholesale/retail and the manufacturing sectors. The financial competition First Federal's market area is strong, with commercial banks holding a majority of deposits. Although First Federal has a strong 30.5 percent penetration of thrift deposits, it nevertheless has a small 2.7 percent share of total deposits. The Association experienced net increases in deposits in each of its most recent four calendar years, as deposits and interest credited exceeded withdrawals, and its average annual deposit growth rate was lower than the comparable group.

        In recognition of the foregoing factors, including deposit potential in a generally stagnant market, we believe that a downward adjustment is warranted for the Subject's market area.

FINANCIAL CONDITION

        The financial condition of the Subjects is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 41, 41 and 43. The Subjects' combined ratio of total equity to total assets was 17.72 percent at December 31, 2005, which was higher than the comparable group at 10.68 percent, and higher than all thrifts at 10.27 percent and Midwest thrifts at 10.19 percent.

        For the purposes of this valuation, the $52,278,000 pre-conversion book value of the Corporation was derived by adding to the Association's December 31, 2005, book value of $37,708,000, the book value of the Bank of $10,513,000 and the merger adjustments of $4,068,000, related to the proposed acquisition of Clover Leaf . Our valuation assumption is that at the midpoint, the stock offering will equal 55 percent of the full pro forma value of the Corporation as opined in this Report, adjusted for the exchange of shares from the initial offering. With a conversion at the midpoint generating net cash proceeds of approximately $37.2 million and the simultaneous acquisition of Clover Leaf, assuming the stock portion of the acquisition price of approximately $14.6 million in shares, is paid to Clover Leaf shareholders, the Corporation's pro forma total equity to assets ratio after the second stage offering will be approximately 27.81 percent as projected in the Subjects' business plan. Such an equity to assets ratio is only moderately higher than the Subjects' combined pre-conversion/merger ratio of 17.72 percent.

        In the case of this merger transaction, however, more meaningful than the Corporation's pro forma total equity to assets ratio is its pro forma tangible equity to assets ratio, since the merger transaction will generate goodwill of approximately $10,808,000, resulting in tangible equity lower by that amount than total equity. With a conversion at the midpoint generating net cash proceeds of approximately $37.2 million and the simultaneous acquisition of Clover Leaf, assuming the remaining cash piece of the acquisition price is paid to Clover Leaf shareholders, the Corporation's pro forma tangible equity to assets ratio will be approximately 24.39 percent, as projected in the Corporation's business plan. Such an equity to assets ratio is moderately higher than the comparable group at 10.68 percent.

        The Subjects' mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Subjects' 74.63 percent ratio of deposits to total assets was higher than the comparable group at 71.13 percent, higher than all thrifts at 55.25 percent and higher than Midwest thrifts at 63.71 percent. Those variations are directly related to the Subjects' lower 7.07 percent ratio of borrowed funds to assets, which was lower than the comparable group at 17.45 percent, and lower than all thrifts at 32.69 percent and Midwest thrifts at 25.32 percent.

        The Subjects had a lower 78.30 percent ratio of net loans to total assets at December 31, 2005, compared to the comparable group at 80.44 percent, and the Subjects' share of net loans was higher than all thrifts at 71.14 percent and Midwest thrifts at 74.06 percent. The Subjects' 14.00 percent share of cash and investments was higher than the comparable group at 12.51 percent and higher than all thrifts at 13.74 percent and Midwest thrifts at 12.77 percent. The Subjects had mortgage-backed securities equal to 1.18 percent of assets, while the comparable group was at a similar 2.72 percent of assets with all thrifts at a higher 10.17 percent and Midwest thrifts at 7.54 percent.

        Although, as discussed above, considerable goodwill will accrue from the merger, the Subjects were absent intangible assets at December 31, 2005, compared to 0.55 percent for the comparable group, 0.81 percent for all thrifts and 0.55 for Midwest thrifts. The Subjects were also absent repossessed assets at December 31, 2005, compared to the comparable group and all thrifts at 0.10 percent and Midwest thrifts at 0.16 percent.

        The financial condition of the Subjects is influenced by their nonperforming assets of $218,000 or 0.08 percent of assets at December 31, 2005, compared to a higher 0.61 percent for the comparable group, 0.69 percent for all thrifts and 1.13 percent for Midwest thrifts. It should be recognized that the Subjects' combined dollar balance of nonperforming assets and their ratio of nonperforming assets to total assets has indicated minimal change from December 31, 2004, to December 31, 2005.

        At December 31, 2005, the Subjects had a combined $1,279,000 of allowances for loan losses, which represented 0.47 percent of assets and 0.60 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.63 percent of assets and 0.79 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might be charged off. The Subjects' $1,279,000 of allowances for loan losses represented a higher 549.36 percent of nonperforming assets at December 31, 2005, compared to the comparable group's 159.36 percent, with all thrifts and Midwest thrifts at ratios of 190.17 percent and 101.30 percent, respectively.

        In fiscal year 2005, the Subjects had no net charge-offs, which was lower than the comparable group at 0.16 percent, all thrifts at 0.16 percent and Midwest thrifts at 0.28 percent. Of greater significance is the Subjects' combined ratio of provision for loan losses to net charge-offs. For the twelve months ended December 31, 2005, the Subjects had no combined provision for loan losses, resulting in a zero percent ratio of ratio of provision for loan losses to net charge-offs. The comparable group's ratio was a very significantly higher
148.80 percent, with all thrifts at 161.33 percent and Midwest thrifts at 161.75 percent. Relative to the comparable group, those ratios are reflective of the Subjects' maintenance of a higher ratio of reserves to nonperforming assets.

        The Subjects had a combined average 24.69 percent ratio of high risk real estate loans to assets at December 31, 2005, compared to 29.03 percent for the comparable group and 24.23 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

        Due to its high equity position, the Association has maintained a minimal level of interest rate risk, although at December 31, 2005, its exposure indicated a moderate 18 percent decrease under a 200 basis point increase in interest rates, representing a dollar decrease in equity of $5,650,000. That exposure represents a trend of decreasing exposure, compared to its larger 26 percent decrease at December 31, 2003, representing a dollar decrease in equity of $5,691,000. Based on the anticipated consolidated equity position of the Corporation and the individual equity positions of the Association and the Bank following the merger transaction, there exists, in our opinion, limited potential for increased interest rate risk exposure.

        As indicated in the following adjustment section addressing dividend payments, following conversion and the acquisition of the Bank, the Corporation has committed to pay no dividend. Such absence of dividend payments will have a positive impact on the Corporation's equity and equity to assets ratio in future years.

        Overall, considering the Subjects' combined asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, strengthened by their strong combined equity positions prior to conversion and merger, as well as the Corporation's pro forma equity position after conversion and merger, which is projected to remain higher than the comparable group and industry averages, we believe that an upward adjustment is warranted for the Corporation's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

        During their most recent five calendar years, the Subjects have been characterized by a lower than average rate of growth in deposits but higher rate of growth in loans and assets relative to the comparable group but lower than all thrifts. The Association's and the Bank's average annual asset growth rates from 2001 to 2005, were 6.8 percent and 9.2 percent, respectively, compared to a lower 6.3 percent for the comparable group, 10.9 percent for all thrifts and 7.4 percent for Midwest thrifts. The Subjects' higher asset growth rates are reflective primarily of their mutual to stock offerings and the resultant increase in equity and cash. The Association's and the Bank's loan portfolios indicate moderate annual increases of 6.1 percent and 11.7 percent, respectively, from 2001 to 2005, compared to average growth rates of 7.0 percent for the comparable group, 11.4 percent for all thrifts and
8.0 percent for Midwest thrifts.

        The Association's deposits indicate an average annual increase of 4.9 percent from 2001 to 2005, while the Bank's deposits increased an average of 6.3 percent during the same five year period. Annual deposit growth averaged 6.9 percent for the comparable group, 11.4 percent for all thrifts and 7.6 percent for Midwest thrifts. The Association and the Bank had combined borrowed funds of
7.07 percent of assets at December 31, 2005, which was lower than the comparable group's 17.45 percent ratio.

        The Corporation's ability to maintain or increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. The Bank's primary market area has experienced a minimal increase in population and households between 1990 and 2006, but those increases are projected to continue at slower rates through 2010. The Bank's primary market area also indicates 2000 per capita income at generally lower than average levels and median household income also lower than Illinois and the United States. The Association's primary market area has experienced lower net increases in population and households compared to Illinois and the United States.

        Inasmuch as the Corporation's business plan does not project any additional branching, its historical and continuing dependence on its current primary market areas are likely to result in moderate asset growth, as projected in the business plan. The Corporation's business plan projections also indicate modest deposit growth, reflecting the demographics of the market area and the competitive environment. Total loan portfolios are projected to experience growth, as conversion proceeds are deployed, with cash and investments remaining generally constant. The Corporation's competitive operating environment, together with its projected deposit growth during the next few years, combined with modest to moderate loan growth, is likely to result in the continuation of the Corporation's moderate asset, loan and deposit growth relative to the comparable group.

        Based on the foregoing factors, we have concluded that a downward adjustment to the Corporation's pro forma value is warranted for its anticipated asset, loan and deposit growth.

DIVIDEND PAYMENTS

        In its fiscal year ended December 31, 2005, the Association and the Bank paid no cash dividends. The Corporation has no plan to initiate a cash dividend immediately following the conversion and simultaneous acquisition of the Bancorp.

        Each of the ten institutions in the comparable group pays a cash dividend of an average dividend yield of 2.62 percent and average payout ratio of 38.08 percent, with all thrifts having an average dividend yield of 2.11 percent and a payout ratio of 50.37 percent.

        In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to the dividend payment.

SUBSCRIPTION INTEREST

        In 2005, investors' interest in new issues was limited and subscription levels were consistently low to moderate, although a few issues received stronger reaction from the marketplace. In 2005, new issues have attracted less interest from investors and aftermarket price percentage increases have been lower. Overall, the recent reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of offerings is small relative to the 1990s, there appears not to be a quantitative unsatisfied demand for new financial institution issues, and even some issues attracting considerable interest have posted smaller than expected price increases and, in some cases, price decreases in the aftermarket.

        The Corporation will direct its offering to depositors of the Association and, if there is a community offering, to residents of Madison and Macoupin Counties, Illinois. The board of directors and officers anticipate purchasing less than $1.0 million or 2.6 percent of the stock offered to the public based on the appraised midpoint valuation.

        The Corporation has secured the services of Keefe Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.

        Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial offerings, we believe that a modest downward adjustment is warranted for the Corporation's anticipated subscription interest.

LIQUIDITY OF THE STOCK

        The Subjects will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of KBW. The Corporation will pursue at least two market makers for the stock, which it anticipates will be traded on NASDAQ.

        The Corporation's total public offering is smaller in size relative to the average market value of the comparable group and Illinois thrifts. The comparable group has an average market value of $70.4 million for the stock outstanding compared to a midpoint public offering of

$38.5 million for the Corporation. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 2,682 shares during the last four quarters compared to the Subjects' average trading volume of a lower 1,064 shares.

        In further examining and analyzing the market for publicly-traded thrift stocks, we compared various characteristics of the 63 mutual holding companies with the 216 stock companies. Our findings indicate that both entity types have generally similar average market capitalization, with mutual holding companies at $372 million and stock companies at $498 million; and that both entity types have a generally similar average number of shares outstanding, with mutual holding companies averaging 13.7 million shares and stock companies averaging
24.2 million shares. We find it significant, however, notwithstanding the foregoing similarities, that the average daily trading volume of mutual holding companies was 16,873 during the past twelve months, while stock companies indicated a much higher average daily volume of 70,670 shares.

        Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that no adjustment to the Corporation's pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

        The president and chief executive officer of First Federal is Larry W. Mosby, who is also a director. Mr. Mosby has served the Association as chief executive officer since 1984 and as president since 1996. Mr. Mosby has served as a director since 1990. Mr. Mosby is also president and chief executive officer of First Federal Financial Services, Inc., a position he has held since its formation in 2001. Other senior officers include Donald Engleke, vice president and chief financial officer, and Linda Werner, corporate secretary and savings officer. Mr.

Engleke has been employed with First Federal since 1985 and has served as vice president and treasurer since 1994. Mr. Engelke was appointed a director in 2003. He is also vice president and chief financial officer of First Federal Financial Services, Inc., positions he has held since its formation in 2001. Ms. Werner joined First Federal in 1969. Ms. Werner serves the Association as a savings officer and serves as corporate secretary for the Association and First Federal Financial Services, Inc.

        The president, chief executive officer, and managing officer of Clover Leaf is Dennis M. Terry. Mr. Terry joined the Bank in 2000 as president and chief executive officer. Prior to joining Clover Leaf, Mr. Terry was president of Mercantile Bank of Edwardsville and president of Mark Twain Bank of Edwardsville. Ms. Lisa R. Fowler is senior vice president and is in charge of lending. Ms. Fowler has been associated with the Bank since 2000. Ms. Fowler was previously the vice president of commercial lending at Mercantile Bank. Ms. Darlene F. McDonald is vice president and treasurer of the Bank, having also joined the Bank in 2000. Ms. McDonald was previously associated with the Bank of America as controller of the real estate division.

        During the past two years, the Subjects have been able to maintain stable deposit and equity bases, maintain higher than average regulatory capital ratios, reasonably control nonperforming assets, classified loans and charge-offs, maintain acceptable interest rate risk exposure positions, and maintain favorable overhead and efficiency ratios. Further, the Subjects' earnings and return on assets have been similar to the comparable group and industry averages, while their noninterest income has been lower than such averages. Management is confident that the synergies associated with the merger will leave the Corporation and its operating subsidiaries well positioned for longer term growth and continued profitability following the public offering and merger.

        Overall, we believe the Subjects and the Corporation to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

        The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

        Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation's transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation's pro forma market value related to a new issue discount.

VI.     VALUATION METHODS

INTRODUCTION

        Historically, the method most frequently used by this firm to determine the pro forma market value of common stock for thrift institutions has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, additional attention has been given to the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as fluctuating interest rates have had varying effects on the earnings of individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions.

        The second stage conversion of the Corporation includes the acquisition of Clover Leaf Financial Corporation for the price of between $40.00 and $43.00 per share of Clover Leaf stock, with such aggregate consideration to comprise 30% cash and 70% stock. The closing price per share of the acquisition transaction is related to the number of shares sold in the stock offering, with the price of $40.00 per share at the minimum of the offering range, $41.00 at the midpoint of the offering range, $42.00 at the maximum of the offering range and $43.00 at the maximum, as adjusted, of the offering range. As indicated in the offering prospectus, incorporated herein by reference, the total acquisition price range of $20.4 million to $21.9 million generates goodwill and core deposit intangible from $10.9 million at the minimum of the offering range to $12.4 million at the maximum, as adjusted, of the offering range, resulting in pro forma consolidated tangible equity significantly lower than pro forma consolidated total equity at each of the ranges. Additionally, the prospectus indicates a pro forma acquisition adjustment to historical consolidated net income, which we have incorporated into our valuation calculations. We have also recognized various other metrics and financial and operating information related to both the Corporation and Clover Leaf contained in the prospectus.

        Inasmuch as the acquisition of Clover Leaf is integral to the Corporation's second stage stock conversion, in our opinion the price to tangible book value method is the appropriate method upon which to place primary emphasis in determining the pro forma market value of the Corporation. Additional analytical and correlative attention will be given to the price to core earnings method and the price to assets method. In applying each of the valuation methods, consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. An upward adjustment was made for the Corporation's financial condition. Downward adjustments were made for the Corporation's market area, asset, loan and deposit growth and subscription interest. No adjustments were made for dividend payments, management and the marketing of the issue.

VALUATION RANGE AND EXCHANGE RATIO

        In addition to the pro forma market value, we have defined a valuation range based on the sale of common shares in the offering representing the 55 percent interest in the Corporation currently owned by First Federal Financial Services, MHC, while preserving the 45 percent ownership ratio of the Corporation's public shareholders prior to the issuance of additional shares in conjunction with the Clover Leaf merger transaction. The pro forma market value or appraised value will also be referred to as the "midpoint value".

        In order to preserve the 45 percent ownership ratio of the Corporation's minority public shareholders, the Corporation has established a method of determining an appropriate exchange ratio prior to the issuance of additional shares to the shareholders of Clover Leaf. The final exchange ratio of existing public shares for new shares in the merged entity, First Clover Leaf Financial Corp., will be determined at the close of the offering, based on the number of shares sold. The exchange ratio established by the Corporation is 1.5178 shares,
1.5178 shares, 1.7857 shares, 2.0535 shares and 2.3616 shares of new stock in the merged entity at the adjusted minimum, minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively, for each share of the Corporation's stock held by public shareholders.

PRICE TO TANGIBLE BOOK VALUE METHOD

        In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition. In the case of the Corporation's conversion/acquisition transaction, this method is the most pertinent and appropriate approach due to the terms of the acquisition and the balance sheet accounting adjustments, including the resulting intangible assets. As discussed above, in our opinion the creation of goodwill and core deposit intangible representing a significant 21.0 percent to 23.4 percent of consolidated stockholders' equity, requires the primary valuation emphasis to be placed on the tangible book value method.

        It should be noted that five of the ten comparable group institutions had intangible assets on their balance sheets at December 31, 2005, as indicated in Exhibits 40 and 41. Those four institutions indicated an average price to tangible book value ratio of 142.36 percent, which is 4.1 percent higher than the average price to tangible book value ratio of the five comparable group institutions without goodwill. Additionally, our analysis indicates that the 139 publicly-traded thrifts with intangible assets on their current balance sheets are trading at an average price to tangible book value ratio of 179.6 percent, which is 18.6 percent higher than the average price to total book value for those institutions and 28.7 percent higher than the average price to tangible book ratio of the 137 institutions without intangible assets on their balance sheers as of December 31, 2005. As indicated in Exhibit 47 and discussed below, the Corporation's pro forma price to tangible book ratio of 107.38 percent at the midpoint is a similar 14.45 percent higher than its total price to book value ratio of 93.82 percent.

        Exhibit 47 shows the average and median price to tangible book value ratios for the comparable group which were 139.55 percent and 137.31 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 118.27 percent (Jefferson Bancshares, Inc.) to a high of 161.66 percent (HMN Financial, Inc.). The comparable group had lower average and median price to total book value ratios of 133.06 percent and 134.75 percent, respectively, with the range of
109.87 percent to 155.58 percent. Excluding the low and the high in the group, the comparable group's price to tangible book value range narrowed moderately from a low of 130.37 percent to a high of 155.58; and the comparable group's price to total book value range also narrowed modestly from a low of 118.27 percent to a high of 154.49 percent.

        The Corporation's tangible book value at the midpoint of the offering range is $40,897,000, based on intangible assets of $11,392,000 created by the acquisition of Clover Leaf which are deducted from the Corporation's total book value of $52,289,000 at December 31, 2005.

        Considering the foregoing factors, including the pro forma impact of the Corporation's acquisition of Clover Leaf, in conjunction with the adjustments made in Section V, we have determined a pro forma price to tangible book value ratio of 107.38 percent and a price to total book value ratio of 93.82 percent at the midpoint. The price to tangible book value ratio increases from 91.62 percent at the minimum to 120.78 percent at the maximum, as adjusted, while the price to total book value ratio increases from 78.47 percent at the minimum to
106.05 percent at the maximum, as adjusted.

        The Corporation's pro forma price to tangible book value ratio of 107.38 percent at the midpoint, as calculated using the prescribed formulary computation indicated in Exhibit 47, is influenced by the merger transaction and the goodwill generated thereby, the Subjects' respective capitalization and local markets, subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of tangible equity to assets after conversion at the midpoint of the valuation range will be approximately 24.93 percent compared to 10.28 percent for the comparable group. Based on the price to tangible book value ratio and the tangible equity of $40,897,000 at December 31, 2005, the Corporation's price to tangible book value ratio of 107.37 percent and price to total book value ratio of 93.81 percent represent discounts relative to the comparable group of 23.05 percent and 29.48 percent, respectively (reference
Exhibit 55).

PRICE TO CORE EARNINGS METHOD

        The foundation of the price to core earnings method is the determination of the core earnings base to be used, followed by the calculation of an appropriate price to core earnings multiple. The Subjects' combined after tax core earnings for the twelve months ended December 31, 2005, were $2,387,000, and its net earnings were an identical $2,387,000 for that period. That earnings base reflects combined earnings of $2,539,000 for the Association and the Bank, reduced by pro forma merger adjustments of $152,000. To opine the pro forma market value of the Corporation by using the price to core earnings method, we applied the combined core earnings base of $2,387,000.

        In determining the price to core earnings multiple, we reviewed the ranges of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 15.54 while the median was a lower 13.31. The average price to net earnings multiple was a slightly lower
15.00 and the median multiple was 12.90. The comparable group's price to core earnings multiple was lower than the 22.94 average multiple for all publicly-traded, FDIC-insured thrifts and lower than their median of 17.45. The range in the price to core earnings multiple for the comparable group was from a low of 10.93 (North Central Bancshares, Inc.) to a high of 29.27 (Jefferson Bancshares, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of
11.39 to a high of 22.12 times earnings for eight of the ten institutions in the group, indicating a moderate narrowing of the range.

        Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 24.77 at the midpoint, based on the Subjects' core earnings of $2,387,000 for twelve months ended December 31, 2005. The Corporation's core earnings multiple is identical to its net earnings multiple.

        The Corporation's identical price to core earnings multiple and price to net earnings multiple of 24.77 times earnings represent premiums relative to the comparable group of 59.38 percent and 65.12 percent, respectively (reference
Exhibit 55).

PRICE TO ASSETS METHOD

        The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock or incorporate any adjustment for intangible assets, returning a pro forma price to assets ratio below its true level following conversion.

        Exhibit 47 indicates that the average price to assets ratio for the comparable group was 13.95 percent and the median was 12.07 percent. The range in the price to assets ratios for the comparable group varied from a low of 9.38 percent (Elmira Savings Bank) to a high of 30.10 percent (Jefferson Bancshares, Inc.). The range narrows considerably with the elimination of the two extremes in the group to a low of 10.04 percent and a high of 15.26 percent.

        Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 26.94 percent at the midpoint, which ranges from a low of 19.87 percent at the minimum to 33.07 percent at the maximum, as adjusted. Based on the Subjects' December 31, 2005, combined asset base of $276,215,000 at the midpoint, the Corporation's price to assets ratio of 26.94 percent represent a midpoint premium relative to the comparable group of 93.22 percent (reference
Exhibit 55).

SUMMARY OF DISCOUNTS/PREMIUMS

        Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges compared to the comparable group, based on the three valuation approaches. At the midpoint, the fully converted price to tangible book value ratio of 107.37 percent for the Corporation represents a discount of 23.05 percent relative to the comparable group and decreases to
14.16 percent at the maximum, as adjusted. The price to core earnings multiple of 24.77 for the Corporation at the midpoint value indicates a premium of 59.38 percent, increasing to a premium of 86.58 percent at the maximum, as adjusted. The price to assets ratio of 26.94 percent at the midpoint represents a premium of 93.22 percent, increasing to a premium of 137.12 percent at the maximum, as adjusted.

VALUATION CONCLUSION

        As presented in Exhibits 47 and 48, the fully converted pro forma valuation range of the Corporation is from a minimum of $73,790,670 or 7,379,067 shares at $10.00 per share to a maximum of $95,505,200 or 9,550,520 shares at $10.00 per share, with a maximum, as adjusted, of $107,937,470 or 10,793,747 shares at $10.00 per share and a minimum, as adjusted, of $59,500,000 or 5,950,000 shares at $10.00 per share. Exhibit 49 presents in detail the total number of shares to be issued at each valuation range, the respective number of shares issued to each shareholder group, the exchange ratios, the overall share allocation and the corresponding share values. It should be noted that, as provided in the prospectus and previously discussed in this report, the adjusted minimum was established to provide for the possibility that orders are not received for the minimum 3,272,000 shares offered to the public. In such event, up to 1,429,000 unsubscribed shares may be issued to Clover Leaf shareholders in order to complete the offering and conversion; however, the offering and conversion will not be completed unless at least 1,843,433 shares are sold to the public.

        Exhibits 50 through 55 present the effect of the application of the conversion proceeds at each valuation range.

        It is our opinion that as of February 22, 2006, the pro forma market value of the Corporation was $84,647,930 at the midpoint, representing 8,464,793 shares at $10.00 per share, including the shares offered to the public, the exchange shares issued to the Corporation's minority public shareholders and the merger shares issued to the shareholders of Clover Leaf.